Exhibit 10.11

AGREEMENT OF LEASE

between

JT MH 1250 OWNER LP,

Landlord,

and

VARONIS SYSTEMS, INC.,

Tenant,

Dated: December 19, 2011

PREMISES:

1250 Broadway

New York, New York

i

TABLE OF CONTENTS

(continued)

ii

SCHEDULES

Schedule A Demised Premises
Schedule B Rules and Regulations
Schedule C Rules and Regulations for Alterations
Schedule D HVAC Specifications
Schedule E After Hours Charges
Schedule F Cleaning Specifications
Schedule G [Intentionally Deleted]
Schedule H Form of Letter of Credit

iii

AGREEMENT OF LEASE made as of this 19 day of December, 2011, between JT MH 1250 OWNER LP, a Delaware limited partnership, having an office at c/o Murray Hill Properties LLC, 277 Park Avenue, 21st floor, New York, New York 10172 (hereinafter referred to as “Landlord”) and VARONIS SYSTEMS, INC., a Delaware corporation having an Office at 1250 Broadway, New York, New 10001 (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

Landlord hereby leases and Tenant hereby hires from Landlord, in the building (hereinafter referred to as the “Building”) known as 1250 Broadway, New York, New York, the following space: the entire 31st floor as shown hatched on the plan annexed hereto as Schedule A (which space is hereinafter referred to as the “demised premises”), which is agreed to comprise 15,356 square feet; for a term to commence on the date on which Landlord has vacant possession of the demised premises free and clear of any rights of the prior tenant (hereinafter referred to as the “Commencement Date”), and shall end on January 31, 2015 (such date on which the term of the Lease expires is hereinafter referred to as the “Expiration Date”) or until such term shall sooner cease and terminate as hereinafter provided.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, trustees, successors and assigns, hereby covenant as follows:

ARTICLE 1

RENT

1.01 Tenant shall pay to Landlord a fixed annual rent (herein referred to as “fixed annual rent”) in the amount of (a) $61 4,240.04 per annum commencing on January 1, 2012 (or such later date on which the Commencement Date occurs) and ending on December 31, 2012, payable in equal monthly installments of $51,186.67, (b) $629,596.04 per annum commencing on January 1,2013 and ending on December 31, 2013, payable in equal monthly installments of $52,466.34, and (c) $645,335.94 per annum commencing on January 1, 2014 and ending on the Expiration Date, payable in equal monthly installments of $53,778.00.

Tenant agrees to pay the fixed annual rent in lawful money of the United States of America, in equal monthly installments in advance on the first day of each calendar month during said term, at the office of Landlord or such other place in the United States of America as Landlord may designate, without any setoff or deduction whatsoever, except such deduction as may be occasioned by the occurrence of any event permitting or requiring a deduction from or abatement of rent as specifically set forth herein. Should the obligation to pay fixed annual rent commence on any day other than on the first day of a month, then the fixed annual rent for such month shall be prorated on a per diem basis.

1.02 Tenant shall pay the fixed annual rent and additional rent as above and as hereinafter provided, by good and sufficient check (subject to collection) drawn on a New York City bank which is a member of the New York Clearing House Association or a successor thereto. All sums other than fixed annual rent payable by Tenant hereunder shall be deemed additional rent (for default in the payment of which Landlord shall have the same remedies as for a default in the payment of fixed annual rent), and shall be payable within twenty (20) days after demand, unless other payment dates are hereinafter provided.

1.03 If Tenant shall fail to pay when due any installment of fixed annual rent or any payment of additional rent for a period of ten (10) days after such installment or payment shall have become due, Tenant shall pay interest thereon at the Interest Rate (as such term is defined in Article 22 hereof), from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed additional rent.

1.04 If any of the fixed annual rent or additional rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement (as such term is defined in Article 22 hereof), Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the rents shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the rents which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

ARTICLE 2

PREPARATION OF THE DEMISED PREMISES

2.01 Tenant has been in possession of the demised premises as a subtenant under a Sublease from Reserve Management Company, Inc. (the “Prior Sublease”) and pursuant to an attornment agreement dated October 19, 2011 (“Attornment Agreement”) and as such is fully familiar with the demised premises and agrees to accept the same in their condition and state of repair existing as of the date hereof subject to normal wear and tear and to the removal therefrom of the property of the existing tenant or occupant thereof, if any, and understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any materials or incur any expense to prepare the demised premises for Tenant’s occupancy.

ARTICLE 3

ADJUSTMENTS OF RENT

3.01 For the purposes of this Article 3, the following definitions shall apply:

(a) The term “Base Tax” shall be deemed to mean the amount determined by multiplying (i) the amount for which the Building and the parcel of land on which the Building is constructed (hereinafter called the “Land”) are assessed by the City of New York for the purposes of establishing Taxes to be paid by Landlord for the Tax Year commencing July 1, 2010, as finally determined, by (ii) the real property tax rate applicable to the Borough of Manhattan with respect to the Tax Year commencing July 1, 2010.

(b) The term “Tenant’s Tax Proportionate Share” shall be deemed to mean 2.18%.

(c) The term “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, governmental levies, business improvement district charges and assessments, municipal taxes, county taxes or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed, levied or imposed upon all or any part of the Land, the Building and the sidewalks, plazas or streets in front of or adjacent thereto, under the laws of the United States, the State of New York, or any political subdivision thereof, and (ii) any reasonable or customary expenses incurred by Landlord in contesting any of the foregoing set forth in clause (i) of this sentence, or the assessed valuations of all or any part of the Land and Building, etc. If, due to a future change in the method of taxation or in the taxing authority, a new or additional real estate tax, or a franchise, income, transit, profit or other tax or governmental imposition, however designated, including any tax, excise or fee measured by or payable with respect to any rent, shall be levied against Landlord (and imposed on owners or lessors of real property as a class, i.e., as opposed to any taxes of general application), and/or the Land and/or Building, in addition to, or in substitution in whole or in part for any tax which would constitute “Taxes”, or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term “Taxes”.

(d) The term “Tax Year” shall mean each period of twelve months, commencing on the first day of July of each such period, in which occurs any part of the term of this Lease or such other period of twelve months occurring during the term of this Lease as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(e) The term “Escalation Statement” shall mean a statement setting forth the amount payable by Tenant for a specified Tax Year pursuant to this Article 3.

3.02 [Deleted]

3.03 A. Tenant shall pay as additional rent for each Tax Year a sum (hereinafter referred to as “Tenant’s Tax Payment”) equal to Tenant’s Tax Proportionate Share of the amount by which the Taxes for such Tax Year exceed the Base Tax. Tenant’s Tax Payment for each Tax Year shall be due and payable in two (2) equal installments, in advance, on the first day of each June and December during each Tax Year, based upon the Escalation Statement furnished prior to the commencement of such Tax Year, until such time as a new Escalation Statement for a subsequent Tax Year shall become effective. If an Escalation Statement is furnished to Tenant after the commencement of a Tax Year in respect of which such Escalation Statement is rendered, Tenant shall, within fifteen (15) days thereafter, pay to Landlord an amount equal to the amount of any underpayment of Tenant’s Tax Payment with respect to such Tax Year and, in the event of an overpayment, Landlord shall permit Tenant to credit against subsequent payments under this Section 3.03 the amount of Tenant’s overpayment. If there shall be any increase in Taxes for any Tax Year, whether during or after such Tax Year, Landlord shall furnish a revised Escalation Statement for such Tax Year, and Tenant’s Tax Payment for such Tax Year shall be adjusted and paid substantially in the same manner as provided in the preceding sentence. If during the term of this Lease, taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a superior mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least 30 days prior to the date payments are due to the taxing authorities or the superior mortgagee. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes.

B. If the real estate tax fiscal year of The City of New York shall be changed during the term of this Lease, any Taxes for such fiscal year, a part of which is included within a particular Tax Year and a part of which is not so included, shall be apportioned on the basis of the number of days in such fiscal year included in the particular Tax Year for the purpose of making the computations under this Section 3.03.

C. If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall permit Tenant to credit against subsequent payments under this Section 3.03, Tenant’s Tax Proportionate Share of the refund (after deducting all costs incurred by Landlord to obtain such refund which have not been previously recovered), but not to exceed Tenant’s Tax Payment paid for such Tax Year.

D. If the Base Tax is reduced as a result of a certiorari proceeding or otherwise Landlord shall adjust the amounts previously paid by Tenant pursuant to the provisions of Section 3.03 hereof, and Tenant shall pay the amount of said adjustment within thirty (30) days after demand setting forth the amount of said adjustment.

E. Tenant acknowledges that Tenant, as subtenant of the demised premises under the Prior Sublease, is liable for its proportionate share of real estate tax increases under the Reserve Lease with respect to the period July 1, 2011 through the Commencement Date, including as a result of any increase in Taxes as to which Landlord furnishes a revised Escalation Statement as set forth in Section 3.03.A.

3.04 Tenant shall pay to the appropriate taxing authority occupancy tax on all rental subject thereto. Tenant shall pay to Landlord upon demand, as additional rent, any occupancy tax or rent tax now in effect or hereafter enacted specifically attributable to the occupancy of the demised premises or rentals payable therefor during the term hereof, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.

3.05 In the event that the Commencement Date shall be other than the first day of a Tax Year or the date of the expiration or other termination of this Lease shall be a day other than the last day of a Tax Year, then in such event in applying the provisions of this Article 3 with respect to any Tax Year in which such event shall have occurred, appropriate adjustments shall be made to reflect the occurrence of such event on a basis consistent with the principles underlying the provisions of this Article 3 taking into consideration the portion of such Tax Year shall have elapsed after the term hereof commences in the ease of the Commencement Date, and prior to the date of such expiration or termination in the case of the Expiration Date or other termination.

3.06 Payments shall be made pursuant to this Article 3 notwithstanding the fact that an Escalation Statement is furnished to Tenant after the expiration of the term of this Lease. In no event, however, shall Tenant have any obligation to make payments pursuant to this Article 3 applicable to any period occurring after the Expiration Date.

3.07 In no event shall the fixed annual rent ever be reduced by operation of this Article 3 and the rights and obligations of Landlord and Tenant under the provisions of this Article 3 with respect to any additional rent shall survive the termination of this Lease.

3.08 Landlord’s failure to render an Escalation Statement with respect to any Tax Year shall not prejudice Landlord’s right to thereafter render an Escalation Statement with respect thereto or with respect to any subsequent Tax Year.

3.09 Each Escalation Statement shall be conclusive and binding upon Tenant unless within 120 days after receipt of such Escalation Statement Tenant shall notify Landlord that it disputes the correctness of such Escalation Statement, specifying the particular respects in which such Escalation Statement is claimed to be incorrect.

3.10 If Landlord shall pay or incur any reasonable or customary costs or expenses in contesting any Taxes for any Tax Year (other than any such year for which such Taxes comprise all or part of the Base Tax) or in connection with any challenge to the assessed valuation of all or part of the Building or the parcel of land on which the Building is constructed (the “Land”) or otherwise in connection with any endeavor to lower the Taxes for any Tax Year (other than any such year for which such Taxes comprise all or part of the Base Tax) then, within twenty (20) days after request by Landlord, Tenant shall pay to Landlord Tenant’s Tax Proportionate Share of the aggregate amounts of such costs and expenses so pad or incurred by Landlord.

ARTICLE 4

ELECTRICITY

4.01 Subject to the provisions of this Article 4, Tenant agrees that electric current will be supplied by Landlord and Tenant will pay Landlord or Landlord’s designated agent, as additional rent for the supplying of electric current, the sum of (i) an amount computed by applying Tenant’s consumption and demand for the billing period in question (as measured by existing submeter(s)) to Landlord’s Rate, as such term is hereinafter defined, plus, (ii) seven (7%) percent of such amount. As used herein, the term “Landlord’s Rate” shall mean the average cost per kilowatt and per kilowatt hour at which Landlord purchases electricity for the Building together with other costs incurred by Landlord to supply electric service to Tenant such as those referenced below. Where more than one (1) meter measures the service of Tenant in the Building of which the demised premises forms a part, the service rendered through each meter may be computed and billed separately in accordance with the rates herein. Bills therefore shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, additional rent within twenty (20) days of rendition thereof. If any tax is imposed on Landlord’s receipt from the sale or resale of electric energy or gas or telephone service to Tenant by any federal, state or municipal authority in connection with the sale of utility services (as opposed to any tax of general application), Tenant covenants and agrees that where permitted by law, Tenant’s pro rata share of such taxes shall be passed on to, and included in the bill of, and paid by, Tenant to Landlord. In no event shall the cost to Tenant for the supply of electric energy be less than one hundred seven (107%) percent of the aggregate cost to Landlord for the supply of electric energy to Tenant at the demised premises (including any meter company charges, taxes, duel adjustment charges and other charges and expenses to which Landlord is subject).

4.02 Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy, steam or other utilities furnished to the demised premises by reason of any requirement, act or omission of the public utility serving the Building with electricity or steam or other utilities or for any other reason. Tenant’s use of electric energy in the demised premises shall not at any time exceed the capacity of any of the electrical conductors, machinery and equipment in or otherwise serving the demised premises. Landlord covenants and agrees that six (6) watts per rentable square foot connected electrical load (exclusive of the electricity used to operate the base building HVAC system) shall be available in the electric closet servicing the demised premises for Tenant’s distribution, at Tenant’s expense, in the demised premises. In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the electric service in the Building, Tenant agrees not to connect any additional electrical equipment, fixtures, machinery or appliances of any type to the Building electric distribution system that will exceed the aforesaid electrical load without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s reasonable judgment, the same are necessary and will not cause permanent damage or injury to the Building or the demised premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repair or expense or interfere with or disturb other tenants or occupants.

4.03 Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon sixty (60) days’ written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy, provided, however, that such termination date may be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company servicing the Building. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers, meters and wiring serving the demised premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load. Landlord shall be obligated to pay no part of any cost required for Tenant’s direct electric service including without limitation the cost of obtaining the same.

ARTICLE 5

USE

5.01 The demised premises shall be used solely as and for executive, administrative and general offices, and for no other purpose.

5.02 Tenant shall not use or permit the use of the demised premises or any part thereof in any way which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or for any unlawful purposes or in any unlawful manner or in violation of the Certificate of Occupancy for the demised premises or the Building, and Tenant shall not suffer or permit the demised premises or any part thereof to be used in any manner or anything to be done therein or anything to be brought into or kept therein which, in the judgment of Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building, impair or interfere with or tend to impair or interfere with any of the Building services or the proper and economic heating, cleaning, air- conditioning or other servicing of the Building or the demised premises, or impair or interfere with or tend to impair or interfere with the use of any of the other areas of the Building by, or occasion discomfort, inconvenience or annoyance to, any of the other tenants or occupants of the Building. Tenant shall not install any electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment, interference, discomfort, inconvenience or annoyance.

ARTICLE 6

ALTERATIONS AND INSTALLATIONS

6.01 Tenant shall make no alterations, installations, additions or improvements in or to the demised premises without Landlord’s prior written consent and then only by contractors or mechanics first approved by Landlord. Landlord shall not unreasonably withhold its consent to any alterations, installations, additions or improvements (i) which are non-structural, (ii) which do not adversely affect the mechanical, electrical, heating, plumbing or other systems of the Building and (iii) which do not affect any part of the Building outside the demised premises or the exterior of the Building. All such work, alterations, installations, additions and improvements shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. As to alterations costing in the aggregate more than $25,000, Tenant shall also provide at Landlord’s request such financial information and proof as Landlord shall reasonably require to demonstrate Tenant’s financial capacity to complete Tenant’s work and pay all contractors and suppliers utilized in connection therewith.

Any Tenant’s work in the demised premises shall be effected solely in accordance with plans and specifications first approved in writing by Landlord. Tenant shall reimburse Landlord promptly upon demand for any reasonable costs and expenses incurred by Landlord in connection with Landlord’s review of such Tenant’s plans and specifications.

Any such approved alterations and improvements shall be performed in accordance with the foregoing and the following provisions of this Article 6:

1. All work shall be done in a good and workmanlike manner.

2. (a) In the event Tenant shall employ any contractor to do in the demised premises any work permitted by this Lease, such contractor and any subcontractor shall agree to employ only such labor as will not result in jurisdictional disputes or strikes or result in causing disharmony with other workers employed at the Building. Tenant will inform Landlord in writing of the names of any contractor or subcontractor Tenant proposes to use in the demised premises at least ten (10) days prior to the beginning of work by such contractor or subcontractor.

(b) Tenant covenants and agrees to pay to contractors, as the work progresses, the entire cost of supplying the materials and performing the work shown on Tenant’s approved plans and specifications, provided however that Tenant shall be permitted to retain from such payments a reasonable retainage, not to exceed ten (10%) percent of the amount of such cost, to secure completion by such contractors of their obligations with respect to such work.

3. All such alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies having or asserting jurisdiction in the demised premises and in accordance with Landlord’s Rules and Regulations with respect to alterations, a copy of which is annexed hereto as Schedule C.

4. Tenant shall keep the Building and the demised premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the demised premises on Tenant’s behalf, and all work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants or occupants of the Building.

5. During the progress of the work to be done by Tenant, said work shall be subject to inspection by representatives of Landlord which shall be permitted access and the opportunity to inspect, at all reasonable times, but this provision shall not in any way whatsoever create any obligation on Landlord to conduct such an inspection.

6. With respect to alteration or improvement work costing more than $15,000 (excluding however (i) painting, carpeting, wall and floor coverings and other purely cosmetic or decorative changes and (ii) Tenant’s Work (as defined below)), Tenant agrees to pay to Landlord or its managing agent, as additional rent, promptly upon being billed therefor, a sum equal to fifteen (15%) percent of the cost of such work or alteration, for Landlord’s indirect costs, field supervision and coordination in connection with such work exclusive of costs of Landlord for which it has otherwise been specifically reimbursed pursuant to any other provisions of this Article 6. With respect to Tenant’s Work, Landlord shall only require a fee equal to seven percent (7%) of the costs of work or alteration (excluding however painting, carpeting, wall and floor coverings and other purely cosmetic or decorative changes which are excluded from the calculation of Landlord’s fee pursuant to this Section 6.0 1(6)). The fee is being paid simultaneously with the execution of this Lease, based upon estimated costs of Tenant’s Work, and shall be adjusted promptly following completion of Tenant’s Work to reflect the actual costs of Tenant’s Work, reasonable supporting documentation for which shall be provided by Tenant.

7. Prior to commencement of any work, Tenant shall furnish to Landlord certificates evidencing the existence of:

(i) workmen’s compensation insurance covering all persons employed for such work; and

(ii) reasonable comprehensive general liability and property damage insurance naming Landlord, its designees and Tenant as insureds, with coverage of at least $3,000,000 single limit.

Notice is hereby given that Landlord shall not be liable for any labor or materials finished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the demised premises.

6.02 Any mechanic’s lien, filed against the demised premises or the Building for work claimed to have been done for or materials claimed to have been furnished to Tenant shall be discharged by Tenant at its expense within thirty (30) days after such filing, by payment, filing of the bond required by law or otherwise.

6.03 All alterations, installations, additions and improvements made and installed by Landlord, if any, shall be the property of Landlord and shall remain upon and be surrendered with the demised premises as a part thereof at the end of the term of this Lease.

6.04 All alterations, installations, additions and improvements made and installed by Tenant, or at Tenant’s expense, upon or in the demised premises which are of a permanent nature and which cannot be removed without damage to the demised premises or Building shall become and be the property of Landlord, and shall remain upon and be surrendered with the demised premises as a part thereof at the end of the term of this Lease, except that Landlord shall have the right and privilege at any time up to six months prior to the expiration of the term of the Lease to serve notice upon Tenant that any of such alterations, installations, additions and improvements shall be removed and, in the event of service of such notice, Tenant will, at Tenant’s own cost and expense, remove the same in accordance with such request, and restore the demised premises to its original condition, ordinary wear and tear and casualty excepted. Notwithstanding the forgoing, Landlord’s right to require Tenant to remove installations shall be limited to those of a non-Building Standard nature such as private bathrooms, stairways, raised flooring, vaults and other installations which are unusually difficult or costly to remove.

6.05 Where furnished by or at the expense of Tenant all furniture, furnishings and trade fixtures, including without limitation, murals, business machines and equipment, counters, screens, grille work, special panel led doors, cages, partitions, metal railings, closets, panelling, lighting fixtures and equipment, drinking fountains, refrigeration and air-handling equipment, and any other movable property shall remain the property of Tenant which may at its option remove all or any part thereof at any time prior to the expiration of the term of this Lease. In case Tenant shall decide not to remove any part of such property, Tenant shall notify Landlord in writing not less than three (3) months prior to the expiration of the term of this Lease, specifying the items of property which it has decided not to remove. If, within thirty (30) days after the service of such notice, Landlord shall request Tenant to remove any of the said property, Tenant shall at its expense remove the same in accordance with such request. As to such property which Landlord does not request Tenant to remove, the same shall be, if left by Tenant, deemed abandoned by Tenant and thereupon the same shall become the property of Landlord.

6.06 If any alterations, installations, additions, improvements or other property which Tenant shall have the right to remove or be requested by Landlord to remove as provided in Sections 6.04 and 6.05 hereof (herein in this Section 6.06 called the “property”) are not removed on or prior to the expiration of the term of this Lease, Landlord shall have the right to remove the property and to dispose of the same without accountability to Tenant and at the sole cost and expense of Tenant. In case of any damage to the demised premises or the Building resulting from the removal of the property Tenant shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord’s cost in repairing such damage. This obligation shall survive any termination of this Lease.

6.07 Tenant shall keep records of Tenant’s alterations, installations, additions and improvements costing in excess of $50,000 and of the cost thereof. Tenant shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Building, or in connection with any proceeding instituted pursuant to Article 14 hereof or for any other reason or purpose.

6.08 Landlord confirms that the tenant under the Prior Lease requested consent to certain alterations to be performed by Tenant as subtenant under the Prior Lease to ready the demised premises for the use of the Tenant, and submitted certain plans and specifications and other information in connection therewith. Landlord granted consent to the work described in such submissions (“Tenant’s Work”), subject to such conditions as may have been set forth in such consent, and hereby confirms the granting of such consent to Tenant as direct tenant hereunder, upon the terms and conditions set forth in such consent and subject to the terms of this Lease.

ARTICLE 7

REPAIRS

7.01 Tenant shall take good care of the demised premises and the fixtures and appurtenances therein and at its sole cost and expense make all repairs thereto as and when needed to preserve the same in good working order and condition. With respect to the Building systems serving the demised premises Tenant shall be responsible for (i) repair and maintenance of Tenant’s internal air-distribution system to the point at which the same connects to the main distribution duct for the demised premises, (ii) repair and maintenance of the internal electrical system to the panel box serving the demised premises, and (iii) repair and maintenance of all plumbing fixtures and lines in and serving the demised premises to the point at which the same join the main vertical risers of the Building. All such repairs and maintenance with respect to such Building system shall be performed by Landlord or by a contractor selected and approved by Landlord and the cost shall be payable by Tenant as additional rent within twenty (20) days after rendition by Landlord of any bill(s) pertaining thereto. Notwithstanding the foregoing to the contrary, Tenant shall not be obligated to make any repairs to the structural elements of the Building including the demised premises unless the need for same shall have arisen from any act or omission of (including without limitation any alteration by or for) Tenant or its agents, contractors, employees or representatives. Except as otherwise provided in Section 9.05 hereof, all damage or injury to the demised premises and to its fixtures, appurtenances and equipment shall be repaired, restored or replaced promptly by Tenant at its sole cost and expense, which repairs, restorations and replacements shall be in quality and class equal to the original work or installations. If Tenant fails to make such repairs, restoration or replacements, same may be made by Landlord at the expense of Tenant and such expense shall be collectible as additional rent and shall be paid by Tenant within 15 days after rendition of a bill therefor. Except to the extent the same are the responsibility of Tenant under this Article 7 or any other provision of this Lease, Landlord shall keep, repair and maintain in working order and condition (in accordance with the standards for first class office buildings in the same general area of Manhattan) the following items to the extent that such items affect Tenant’s use and enjoyment of the demised premises or the public areas of the Building: (a) the structural and public portions of the Building (including the structural elements within the demised premises), (b) the roof of the Building, (c) the systems of the Building serving the demised premises (including, without limitation, electrical, heating, air-conditioning and plumbing systems), except to the extent that the same shall be the obligation of Tenant pursuant to Sections 7.0 1(i), (ii) or (iii) above), and (d) the elevators serving the floor on which the demised premises are located; provided, however, that Landlord shall not be liable for any defects or deficiencies of any of the foregoing which shall be caused by Tenant’s equipment, alterations or installations.

The exterior walls of the Building, the portions of any window sills outside the windows, and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building.

7.02 Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. If Tenant shall desire a floor load in excess of that which the affected floors are designed to carry, Landlord agrees (provided Landlord’s architects, in their discretion, find that the work necessary to increase such floor load does not adversely affect the structure of the Building, and further provided that such work will not interfere with the amount or availability of any space adjoining alongside, above or below the demised premises, or interfere with the occupancy of other tenants in the Building), to strengthen and reinforce the same so as to give the live load desired, provided Tenant shall submit to Landlord the plans showing the locations of and the desired floor live load for the areas in question and provided further that Tenant shall agree to pay for or reimburse Landlord on demand for the cost of such strengthening and reinforcement as well as any other reasonable costs to and expenses of Landlord occasioned by or resulting from such strengthening or reinforcement.

7.03 Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring type vibration eliminators sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat. The parties hereto recognize that the operation of elevators, air-conditioning and heating equipment will cause some reasonable vibration, noise, heat or cold which may be transmitted to other parts of the Building and demised premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold. Tenant acknowledges that current levels of the foregoing conform to the foregoing standard.

7.04 Except as otherwise specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises or in or to fixtures, appurtenances or equipment thereof.

ARTICLE 8

REQUIREMENTS OF LAW

8.01 Tenant at Tenant’s expense shall comply with all laws, orders and regulations of federal, state, county and municipal authorities, and with any direction of any public officer or officers, pursuant to law, which shall impose any violation, order or duty upon Landlord or Tenant with respect to the demised premises, or the use or occupation thereof. Nothing contained in this Section 8.01 shall be deemed to obligate Tenant to perform structural alterations in or to the demised premises in order to effect compliance with applicable Legal Requirements unless the need therefor shall result from, or arise in connection with, (i) a negligent or wrongful act or omission of Tenant, its agents, representatives, contractors or invitees, or (ii) a default under this Lease by Tenant, or (iii) Tenant’s particular manner of use of the demised premises, or (iv) any alterations performed by, or on behalf of, Tenant in the demised premises.

8.02 Notwithstanding the provisions of Section 8.01 hereof, Tenant, at its own cost and expense, may contest, in any manner permitted by law (including appeals to a court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any governmental act, regulation or directive with which Tenant is required to comply pursuant to this Lease, and may defer compliance therewith provided that:

(a) such noncompliance shall not subject Landlord to criminal prosecution or subject the Land and/or Building to lien or sale;

(b) such noncompliance shall not be in violation of any fee mortgage, or of any ground or underlying lease or any mortgage thereon;

(c) Tenant shall first deliver to Landlord a surety bond issued by a surety company of recognized responsibility, or other security reasonably satisfactory to Landlord, indemnifying and protecting Landlord against any loss or injury by reason of such noncompliance; and

(d) Tenant shall promptly and diligently prosecute such contest.

Landlord, without expense or liability to it, shall cooperate with Tenant and execute any documents or pleadings required for such purpose, provided that Landlord shall reasonably be satisfied that the facts set forth in any such documents or pleadings are accurate.

ARTICLE 9

INSURANCE, LOSS, REIMBURSEMENT, LIABILITY

9.01 Tenant shall not do or permit to be done any act or thing upon the demised premises, which will invalidate or be in conflict with New York standard fire insurance policies covering the Building, and fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing upon the demised premises which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on within the demised premises; but nothing in this Section 9.01 shall prevent Tenant’s use of the demised premises for the purposes stated in Article 5 hereof.

9.02 If, as a result of any act or omission by Tenant or violation of this Lease, the rate of fire insurance applicable to the Building shall be increased to an amount higher that it otherwise would be, then in addition to any other remedies which Landlord has hereunder for any such violations of the terms of this Lease, Tenant shall reimburse Landlord for all increases of Landlord’s fire insurance premiums so caused; such reimbursement to be additional rent payable upon the first day of the month following the giving by Landlord to Tenant of any notice of an outlay by Landlord for such increased fire insurance premiums. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “makeup” of rates for the Building or demised premises issued by the body making fire insurance rates for the demised premises, shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the demised premises.

9.03 Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless any of the foregoing shall be caused by or due to the negligence of Landlord, its agents, servants or employees.

9.04 Landlord or its agents shall not be liable for any damage which Tenant may sustain, if at any time any window of the demised premises is broken or temporarily or permanently (restricted to windows on a lot line, if permanently) closed, darkened or bricked up for any reason whatsoever, except only Landlord’s arbitrary acts if the result is permanent, and Tenant shall not be entitled to any compensation therefor or abatement of rent or to any release from any of Tenant’s obligations under this Lease, nor shall the same constitute an eviction.

9.05 Tenant shall reimburse Landlord for all expenses, damages or fines incurred or suffered by Landlord, by reason of any breach, violation or nonperformance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants or employees, in the use or occupancy of the demised premises. Subject to the provisions of Section 8.02 hereof, where applicable, Tenant shall have the right, at Tenant’s own cost and expense, to participate in the defense of any action or proceeding brought against Landlord, and in negotiations for settlement thereof if, pursuant to this Section 9.05, Tenant would be obligated to reimburse Landlord for expenses, damages or fines incurred or suffered by Landlord.

9.06 Tenant shall give Landlord notice in case of fire or accidents in the demised premises promptly after Tenant is aware of such event.

9.07 Tenant agrees to look solely to Landlord’s estate and interest in the Land and Building, or the lease of the Building, or of the Land and Building, and the demised premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord, and no other property or assets of Landlord and no property of any partner, shareholder or principal of Landlord shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the demised premises, or any other liability of Landlord to Tenant.

9.08 (a) Landlord agrees that, if obtainable, it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. But should any additional premiums be exacted for any such clause or clauses, Landlord shall be released from the obligation hereby imposed unless Tenant shall agree to pay such additional premium.

(b) Tenant agrees to include, if obtainable, in its fire insurance policy or policies on any betterments and improvements in the demised premises, and any furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. But should any additional premium be exacted for any such clause or clauses, Tenant shall be released from the obligation hereby imposed unless Landlord or the other tenants shall agree to pay such additional premium.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of full recovery which it might otherwise have against Landlord, its servants, agents and employees, and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 9.08(c) for loss or damage to, any betterments and improvements, furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that the same is covered by Tenant’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subdivisions 9.8(a) and (b) hereof cannot be obtained. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

9.09 Tenant covenants and agrees to provide on or before the Commencement Date and to keep in force during the term hereof for the benefit of Landlord and Tenant a comprehensive general liability insurance policy protecting Landlord and Tenant against any liability whatsoever, occasioned by any occurrence on or about the demised premises or any appurtenances thereto. Such policy is to be written by good and solvent insurance companies reasonably satisfactory to Landlord, and shall be in such limits as Landlord may reasonably require and as of the date of this Lease Landlord reasonably requires limits of liability thereunder of not less than (i) ten million dollars ($10,000,000) combined single limit per occurrence for personal injury or for bodily injury (including death) and property damage, with a ten million dollar ($10,000,000) “per location general aggregate” and a five million dollar ($5,000,000) “products - completed operations aggregate” and (ii) medical payments coverage of five thousand dollars ($5,000) per person. Such insurance may be carried under a blanket policy covering the demised premises and other locations of Tenant, if any. Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the effective date of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing such insurance. Said policy or certificate, as the case may be, shall contain an endorsement that such insurance may not be cancelled except upon ten (10) days’ notice to Landlord. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant’s default.

ARTICLE 10

DAMAGE BY FIRE OR OTHER CAUSE

10.01 If the Building or the demised premises shall be partially or totally damaged or destroyed by fire or other cause, then whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents, or visitors (and if this Lease shall not have been terminated as in this Article 10 hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the demised premises, at its expense (without limiting the rights of Landlord under any other provisions of this Lease), with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to repair or replace any betterments and improvements in the demised premises or any of Tenant’s property.

10.02 If the Building or the demised premises shall be partially damaged or partially destroyed by fire or other cause, then unless such fire or damage shall have resulted from the negligence of Tenant, the rents payable hereunder shall be abated to the extent that the demised premises shall have been rendered untenantable for the period from the date of such damage or destruction to the date the damage shall be repaired or restored, including a reasonable period of time for Tenant to restore any betterments and improvements.

If the demised premises or a major part thereof shall be totally (which shall be deemed to include substantially totally) damaged or destroyed or rendered completely (which shall be deemed to include substantially completely) untenantable on account of fire or other cause, the rents shall abate as of the date of the damage or destruction and until Landlord shall repair, restore and rebuild the Building and the demised premises, provided, however, that should Tenant reoccupy a portion of the demised premises during the period the restoration work is taking place and prior to the date that the same are made completely tenantable, rents allocable to such portion shall be payable by Tenant from the date of such occupancy.

10.03 If the Building or the demised premises shall be totally damaged or destroyed by fire or other cause, or if the Building shall be so damaged or destroyed by fire or other cause (whether or not the demised premises are damaged or destroyed) as to require a reasonably estimated expenditure of more than forty (40%) per cent of the full insurable value of the Building immediately prior to the casualty, then in either such case Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred twenty (120) days after the date of the casualty. In case of any damage or destruction mentioned in this Article 10, Tenant may terminate this Lease by notice to Landlord, if Landlord has not completed the making of the required repairs and restored and rebuilt the Building and the demised premises within twelve (12) months from the date of such damage or destruction, or within such period after such date (not exceeding six (6) months) as shall equal the aggregate period Landlord may have been delayed in doing so by adjustment of insurance, labor trouble, governmental controls, act of God, or any other cause beyond Landlord’s reasonable control.

10.04 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building pursuant to this Article 10.

10.05 Notwithstanding any of the foregoing provisions of this Article 10, if Landlord or the lessor of any superior lease or the holder of any superior mortgage shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the demised premises or the Building by fire or other cause, by reason of some action or inaction on the part of Tenant or any of its employees, agents or contractors, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Tenant’s rents, but the total amount of such rents not abated (which would otherwise have been abated) shall not exceed the amount of uncollected insurance proceeds.

10.06 Landlord will not carry separate insurance of any kind on Tenant’s property, and, except as provided by law or by reason of its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same. Tenant shall maintain insurance on Tenant’s property, and Landlord shall not be obligated to repair any damage thereto or replace the same.

10.07 The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction of the demised premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 11

ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.

11.01 Tenant shall not (a) assign or otherwise transfer this Lease or the term and estate hereby granted, (b) sublet the demised premises or any part thereof or allow the same to be used or occupied by others or in violation of Article 5, (c) mortgage, pledge or encumber this Lease or the demised premises or any part thereof in any manner by reason of any act or omission on the part of Tenant, or (d) advertise, or authorize a broker to advertise, for a subtenant or an assignee, without, in each instance, obtaining the prior consent of Landlord, except as otherwise expressly provided in this Article 11. For purposes of this Article 11, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, or subtenant, shall be deemed not to include the sale of such stock by persons or parties, through the “over-the-counter market” or through any recognized stock exchange, other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, (ii) a takeover agreement shall be deemed a transfer of this Lease, (iii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 11, and (iv) a modification, amendment or extension of a sublease shall be deemed a sublease. Notwithstanding the foregoing, the provisions of this Section 11.01 shall not apply to an initial public offering of the stock of Tenant.

11.02 The provisions of Section 11.01 hereof shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant’s assets are transferred (provided such merger or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided that (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord on or before the earlier of (i) the public announcement of such transaction, or (ii) ten (10) days after the effective date of any such transaction. As used herein, the term “Tenant’s Affiliate” shall mean a corporation or other legal entity controlling, controlled by or under common control with Tenant. For purposes of this Section 11.02, the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership, directly or indirectly of at least fifty percent (50%) of all the general or other partnership (or similar) interests therein. The use and occupancy of space within the demised premises by Tenant’s Affiliates in accordance with this Lease shall be permitted without same being deemed an assignment of this Lease or a sublease of the demised premises provided Tenant shall give Landlord notice of such use and such Tenant’s Affiliates shall use the demised premises only for purposes permitted under this Lease and such occupancy shall be consistent with the continued character and quality of the Building as a first-class office building. Any subsequent transfer of capital stock or partnership or other interests in a Tenant’s Affiliate or other transaction whereby a Tenant’s Affiliate ceases to be a Tenant’s Affiliate as defined herein, shall constitute an assignment to which all of the provisions of this Article 11 other than this Section 11.02 shall apply.

11.03 Any assignment or transfer, whether made with Landlord’s consent as required by Section 11.01 hereof or without Landlord’s consent pursuant to Section 11.02 hereof, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord a recordable agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee shall assume the obligations and performance of this Lease and agree to be bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of this Section 11.01 hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in the future. Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of fixed annual rent by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the fixed annual rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

11.04 The liability of Tenant for the due performance by Tenant of the obligations on its part to be performed under this Lease, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord or any grantee or assignee of Landlord, by way of mortgage, or otherwise, extending the time of or modifing any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations on Tenant’s part to be performed under this Lease, and Tenant shall continue liable hereunder. If any such agreement or modification operates to increase the obligations of a tenant under this Lease, the liability under this Section 11.04 of the tenant named in the Lease or any of its successors in interest, (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made. To charge Tenant named in this Lease and its successors in interest, no demand or notice of any default shall be required; Tenant and each of its successors in interest hereby expressly waives any such demand or notice.

11.05 Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease or a subletting of the whole or a part of the demised premises for substantially the remainder of the term of this Lease, provided:

(a) Tenant shall furnish Landlord with the name and business address of the proposed subtenant or assignee, information with respect to the nature and character of the proposed subtenant’s or assignee’s business, or activities, such references and current financial information with respect to net worth, credit and financial responsibility as are reasonably satisfactory to Landlord, and an executed counterpart of the sublease or assignment agreement;

(b) The proposed subtenant or assignee is a reputable party whose financial net worth, credit and financial responsibility is, considering the responsibilities involved, reasonably satisfactory to Landlord;

(c) The nature and character of the proposed subtenant or assignee, its business or activities and intended use of the demised premises is, in Landlord’s reasonable judgment, in keeping with the standards of the Building and the floor or floors on which the demised premises are located;

(d) The proposed subtenant or assignee is not then an occupant of any part of the Building or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the 5 months immediately preceding Tenant’s request for Landlord’s consent;

(e) All costs incurred with respect to providing reasonably appropriate means of ingress and egress from the sublet space or to separate the sublet space from the remainder of the demised premises shall, subject to the provisions of Article 6 with respect to alterations, installations, additions or improvements, be borne by Tenant;

(f) Each sublease shall specifically state that (i) it is subject to all the terms, covenants, agreements, provisions, and conditions of this Lease, (ii) the subtenant will not have the right to a further assignment thereof or sublease or assignment thereunder, or to allow the demised premises to be used by others, without the consent of Landlord in each instance;

(g) Tenant shall together with requesting Landlord’s consent hereunder, have paid Landlord any reasonable costs incurred by Landlord to review the proposed assignment or subletting including reasonable attorneys fees incurred by Landlord;

(h) Tenant shall have complied with the provisions in Section 11.06 and Landlord shall not have made any of the elections provided for in Section 11.06;

(i) The proposed subtenant or assignee is not (i) a bank trust company, safe deposit business, savings and loan association or loan company which intends to use the sublet space for the operation of a retail facility (i.e., one dealing with the public on an off-the-street basis); (ii) an employment or recruitment agency; (iii) a school, college, university or educational institution whether or not for profit; (iv) a government or any subdivision or agency thereof;

(j) In the case of a subletting of a portion of the demised premises, the portion so sublet shall be regular in shape and suitable for normal renting purposes;

(k) Tenant shall have granted to Landlord or its agent, at Landlord’s election, the exclusive right, for a period of at least one hundred twenty (120) days, to sublease the demised premises or such portion thereof as Tenant proposes to sublet, or to assign this Lease as the case may be; and

(1) The proposed assignment shall be for a consideration or the proposed subletting shall be at a rental rate not less than the fair market rental for the demised premises (taking into account that the transaction is a subletting), and in no event shall Tenant advertise or list with brokers at a rental rate lower than the rental rate then being charged under leases being entered into by Landlord for comparable space in the Building for terms comparable to the term of the proposed sublease.

11.06 (a) Should Tenant agree to assign this Lease, other than by an assignment contemplated by Section 11.02, Tenant shall as soon as that agreement is consummated, but no less than forty (40) days prior to the effective date of the contemplated assignment, deliver to Landlord an executed counterpart of such agreement, and all ancillary agreements with the proposed assignee, and Landlord shall than have the right to elect, by notifing Tenant within thirty (30) days of such delivery, to terminate this Lease, as of such effective date as if it were the Expiration Date set forth in this Lease.

(b) In the event that this Lease shall be assigned to Landlord or Landlord’s designee or if the demised premises shall be sublet to Landlord or Landlord’s designee pursuant to this Section 11.06 the provisions of any such sublease or assignment and the obligations of Landlord and the rights of

Tenant with respect thereto shall not be binding upon or otherwise affect the rights of any holder of a superior mortgage or of a superior lease unless such holder shall elect by written notice to Tenant to succeed to the position of Landlord or its designee, as the case may be, thereunder.

(c) Should Tenant agree to sublet the demised premises or any portion thereof, other than by a sublease contemplated by Section 11.02, Tenant shall, as soon as that agreement is consummated, but not less than forty (40) days prior to the effective date of the contemplated sublease, deliver to Landlord, an executed counterpart of the proposed sublease and all ancillary agreements with the proposed sublessee, and Landlord shall then have the right to elect, by notifing Tenant within thirty (30) days of such delivery, to (i) terminate this Lease as to the portion of the demised premises affected by such subletting or as to the entire demised premises in the case of a subletting thereof, as of such effective date, (ii) accept a sublease from Tenant of the portion of the demised premises affected by such proposed subletting or the entire demised premises in the case of a proposed subletting thereof, and Tenant shall then promptly execute and deliver a sublease to Landlord for the remainder of the demised term less one day, commencing with such effective date, at (x) the rental terms reflected in the proposed sublease or (y) the rental terms contained in this Lease on a per rentable square foot basis, as elected by Landlord in such notice.

(d) If Landlord should elect to have Tenant execute and deliver a sublease pursuant to any of the provisions of this Section 11.06, said sublease shall be in a form reasonably satisfactory to Landlord’s counsel and on all the terms contained in this Lease, except that:

(i) The rental terms, if elected by Landlord, may be either as provided in item (x) or item (y) of subsection 11.06(c) hereof.

(ii) The sublease shall not provide for any work to be done for the subtenant or for any initial rent concessions or contain provisions inapplicable to a sublease, except that in the case of a subletting of a portion of the demised premises Tenant shall reimburse subtenant for the cost of erecting such demising walls as are necessary to separate the subleased premises from the remainder of the demised premises and to provide access thereto,

(iii) The subtenant thereunder shall have the right to underlet the subleased premises, in whole or in part, without Tenant’s consent,

(iv) The subtenant thereunder shall have the right to make, or cause to be made, any changes, alterations, decorations, additions and improvements that subtenant may desire or authorize,

(v) Such sublease shall expressly negate any intention that any estate created by or under such sublease be merged with any other estate held by either of the parties thereto,

(vi) Any consent required of Tenant, as lessor under that sublease, shall be deemed granted if consent with respect thereto is granted by Landlord,

(vii) There shall be no limitation as to the use of the sublet premises by the subtenant thereunder,

(viii) Any failure of the subtenant thereunder to comply with the provisions of said sublease, other than with respect to the payment of rent to Tenant, shall not constitute a default thereunder or hereunder if Landlord has consented to such noncompliance, and

(ix) Such sublease shall provide that Tenant’s obligations with respect to vacating the demised premises and removing any changes, alterations, decorations, additions or improvements made in the subleased premises shall be limited to those which accrued and related to such as were made prior to the effective date of the sublease.

(e) If pursuant to the exercise of any of Landlord’s options pursuant to Section 11.06 hereof this Lease is terminated as to only a portion of the demised premises, then the fixed annual rent payable hereunder and the additional rent payable pursuant to Article 3 hereof shall be adjusted in proportion to the portion of the demised premises affected by such termination.

(f) If Landlord shall give its consent to any assignment of this Lease or to any sublease for which such consent is required hereunder, Tenant shall in consideration therefor, pay to Landlord, as additional rent:

(i) in the case of an assignment, an amount equal to 50% percent of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale of any of the foregoing other than leasehold improvements, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns); and

(ii) in the case of a sublease, 50% percent of the rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the fixed annual rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale of any of the foregoing other than leasehold improvements, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

The sums payable under this subsection 11.06(f) shall be paid to Landlord as and when paid by the subtenant to Tenant. Notwithstanding the foregoing, before the calculation of any sums due to Landlord, there shall be subtracted therefrom Tenant’s subletting or assignment costs. “Tenant’s subletting or assignment costs” shall mean with respect to each subletting or assignment by Tenant of the demised premises or portions thereof any rental concessions and any brokerage commissions and reasonable legal fees incurred by Tenant in connection with such subletting or assignment, and in the case of a subletting of a portion of the demised premises, the cost of construction incurred by Tenant (after completion of all of Tenant’s Work and not comprising a part thereof) to separate the sublet space from the balance of the demised premises and to provide access thereto.

11.07 Landlord’s consent to any sublease or assignment shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant’s obligations hereunder, which shall continue to apply to the occupants thereof, as if the sublease or assignment had not been made. Notwithstanding any assignment or sublease, Tenant shall remain fully liable for the payment of fixed annual rent and additional rents and for the other obligations of this Lease on the part of Tenant to be performed or observed, except as otherwise provided in Paragraph 11.6(d) hereof in the event that Landlord shall sublet all or part of the demised premises pursuant to the exercise any of its options set forth in Section 11.06 hereof. In the event that Tenant defaults in the payment of any rent, Landlord is authorized to collect any rents due or accruing from any assignee, subtenant or other occupant of the demised premises and to apply the net amounts collected to the fixed annual rent and additional rent reserved herein, and the receipt of any such amounts by Landlord from an assignee or subtenant, or other occupant of any part of the demised premises, shall not be deemed or construed as releasing Tenant from Tenant’s obligations hereunder or the acceptance of that party as a direct tenant.

ARTICLE 12

CERTIFICATE OF OCCUPANCY

12.01 Tenant will not at any time use or occupy the demised premises in violation of the Certificate of Occupancy issued for the Building.

ARTICLE 13

ADJACENT EXCAVATION SHORING

13.01 If an excavation or other substructure work shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purposes of doing such work as shall be necessary to preserve the wall of or the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. In performing any such work, the persons involved shall use reasonable care under the circumstances to minimize interference with the operation of Tenant’s business in the demised premises.

ARTICLE 14

CONDEMNATION

14.01 In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the demised premises shall be so condemned or taken, then, effective as of the date of vesting of title, the fixed annual rent under Article 1 hereunder and additional rents under Articles 3 hereunder shall be abated in an amount thereof apportioned according to the area of the demised premises so condemned or taken. In the event that only a part of the Building shall be so condemned or taken, then (a) Landlord (whether or not the demised premises be affected) may, at Landlord’s option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, or (b) if such condemnation or taking shall be of a material part of the demised premises or of a material part of the means of access thereto or materially interferes with Tenant’s ability to enjoy same, Tenant may, at Tenant’s option, by delivery of notice in writing to Landlord within thirty (30) days following the date on which Tenant shall have received notice of vesting of title, terminate this Lease and the term and estate hereby granted as of the date of vesting of title, or (c) if neither Landlord nor Tenant elects to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the fixed annual rent payable under Article 1 and additional rents payable under Articles 3 hereof shall be abated to the extent hereinbefore provided in this Article 14. In the event that only a part of the demised premises shall be so condemned or taken and this Lease and the term and estate hereby granted with respect to the remaining portion of the demised premises are not terminated as hereinbefore provided, Landlord will, with reasonable diligence and at its expense, restore the remaining portion of the demised premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.

14.02 In the event of its termination in any of the cases hereinbefore provided, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the Expiration Date, and the fixed annual rent and additional rents payable hereunder shall be apportioned as of such date.

14.03 In the event of any condemnation or taking hereinbefore mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Nothing contained herein shall be deemed to prohibit Tenant from making a separate claim with the condemning authority for the value of the personal property owned by Tenant, any moving expenses incurred by Tenant as the result of such condemnation, or the unamortized cost to Tenant of Tenant’s leasehold improvements, provided that such separate claim shall not reduce or adversely affect Landlord’s claim or the amount of Landlord’s award.

14.04 It is expressly understood and agreed that the provisions of this Article 14 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period.

14.05 In the event of any taking of less than the whole of the Building which does not result in a termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the demised premises which does not result in a termination of this Lease, Landlord, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the Building and the demised premises to substantially their former condition to the extent that the same may be feasible and so as to constitute a complete and tenantable Building and demised premises.

14.06 In the event any part of the demised premises be taken to effect compliance with any law or requirement of public authority other than in the manner hereinabove provided in this Article 14, then, (i) if such compliance is the obligation of Tenant under this Lease, Tenant shall not be entitled to any diminution or abatement of rent or other compensation from Landlord therefor, but (ii) if such compliance is the obligation of Landlord under this Lease, the fixed annual rent hereunder shall be reduced and additional rents under Article 3 hereof shall be adjusted in the same manner as is provided in Section 14.01 according to the reduction in rentable area of the demised premises resulting from such taking.

ARTICLE 15

ACCESS TO DEMISED PREMISES, CHANGES

15.01 Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the demised premises, provided the same are installed adjacent to or concealed behind walls and ceilings of the demised premises. Landlord shall to the extent reasonably practicable install such pipes, ducts and conduits by such methods and at such locations as will not materially interfere with or impair

Tenant’s layout or use of the demised premises. Landlord or its agents or designees shall have the right, upon notice (except in the case of emergency) to Tenant or any authorized employee of Tenant at the demised premises, to enter the demised premises, at reasonable times during business hours, for the making of such repairs or alterations as Landlord may deem necessary for the Building or which Landlord shall be required to or shall have the right to make by the provisions of this Lease or any other lease in the Building and, subject to the foregoing, shall also have the right to enter the demised premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the entire Building or to prospective mortgagees of the fee or of the Landlord’s interest in the property of which the demised premises are a part or to prospective assignees of any such mortgages or to the holder of any mortgage on the Landlord’s interest in the property, its agents or designees. Landlord shall be allowed to take all necessary material into and upon the demised premises that may reasonably be required for the repairs or alterations above mentioned as the same is required for such purpose, without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate while said repairs or alterations are being made by reason of loss or interruption of the business of Tenant because of the prosecution of any such work. Landlord shall exercise reasonable diligence so as to minimize the disturbance but nothing contained herein shall be deemed to require Landlord to perform the same on an overtime or premium pay basis.

15.02 Landlord reserves the right, without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets or other public parts of the Building; provided, however, that access to the Building shall not be cut off and that there shall be no unreasonable obstruction of access to the demised premises or unreasonable interference with the use or enjoyment thereof.

15.03 Landlord reserves the right to light from time to time all or any portion of the demised premises at night for display purposes without paying Tenant therefor and without cost to Tenant.

15.04 Landlord may, during the (12) months prior to expiration of the term of this Lease, exhibit the demised premises to prospective tenants.

15.05 If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease.

ARTICLE 16

CONDITIONS OF LIMITATION

16.01 This Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law or any involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant under any bankruptcy or insolvency law, or whenever a petition shall be filed by or against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed, then, Landlord may, (a) at any time after receipt of such notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for ninety (90) days, give Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18 hereof.

16.02 This Lease and the term and estate hereby granted are subject to further limitation as follows:

(a) whenever Tenant shall default in the payment of any installment of fixed annual rent, or in the payment of any additional rent or any other charge payable by Tenant to Landlord, on any day upon which same ought to be paid, and such default shall continue for five (5) days after Landlord shall have given Tenant a notice specifying such default, or

(b) whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations hereunder, and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a happening or default which cannot with due diligence be cured within a period of thirty (30) days and the continuation of which for the period required for cure will not subject Landlord to the risk of criminal liability (as more particularly described in Article 8 hereof) or termination of any superior lease or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice of Landlord as shall reasonably be necessary, or

(c) whenever any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11 hereof, and, in the case of any of the foregoing which shall occur without the voluntary act or acquiescence of Tenant only, the same shall not be remedied by Tenant within a period of twenty (20) days after the occurrence of such event of contingency, or

(d) whenever Tenant shall vacate or abandon the demised premises (unless as a result of a casualty), or

(e) Intentionally Omitted, or

(f) whenever Tenant shall default in the due keeping, observing or performance of any covenant, agreement, provision or condition of Article 5 hereof on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within 72 hours after Tenant shall have received a notice from Landlord specifying the same, then in any of said cases set forth in the foregoing Subsections (a), (b), (c), (d), (e) and (f) Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of three (3) days from the date of the service of such notice of intention and upon the expiration of said three (3) days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18 hereof.

ARTICLE 17

RE-ENTRY BY LANDLORD, INJUNCTION

17.01 If Tenant shall default in the payment of any installment of fixed annual rent, or of any additional rent, on any date upon which the same ought to be paid, and if such default, or if this Lease shall expire as in Article 17 hereof provided, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the demised premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or otherwise, without being liable to incident, prosecution or damages therefrom, to the end that Landlord may have, hold and enjoy the demised premises again as and of its first estate and interest therein. The word re-enter, as herein used, is not restricted to its technical legal meaning. In the event of any termination of this Lease under the provisions of Article 17 hereof or if Landlord shall re-enter the demised premises under the provisions of this Article 17 or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the fixed annual rent and additional rent payable by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the demised premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 18 hereof.

17.02 In the event of a breach or threatened breach of Tenant of any of its obligations under this Lease, Landlord shall also have their right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

17.03 If this Lease shall terminate under the provisions of Article 16 hereof, or if Landlord shall re-enter the demised premises under the provisions of this Article 17, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any fixed annual rent or additional rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option against any damages payable by Tenant under Articles 16 and 18 hereof or pursuant to law.

17.04 Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

ARTICLE 18

DAMAGES

18.01 If this Lease is terminated under the provisions of Article 16 hereof, or if Landlord shall re-enter the demised premises under the provisions of Article 17 hereof, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of

(1) the aggregate of the fixed annual rent and the additional rent payable hereunder which would have been payable by Tenant (conclusively presuming that additional rent on account of increases in Taxes shall increase at the average of the rates of increase thereof previously experienced by Landlord during the period (not to exceed 3 years) prior to such termination) for the period commending with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this Lease not so terminated or had Landlord not so re-entered the demised premises, over

(2) the aggregate rental value of the demised premises for the same period, or

(b) sums equal to the fixed annual rent and the additional rent payable hereunder which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the demised premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall re-let the demised premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, or shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection to a credit in respect of any net rents from a re-letting, except to the extent that such net rents are actually received by Landlord. If the demised premises or any part thereof shall be re-let in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

If the demised premises or any part thereof be re-let by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation or proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall, prima facie, be the fair and reasonable rental value for the demised premises, or part thereof, so re-let during the term of the re-letting.

18.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 16, or under any provision of law, or had Landlord not re-entered the demised premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Lease or re-entry of the demised premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 18.01 hereof.

18.03 Notwithstanding anything contained in this Article 18 or elsewhere in this Lease, neither Landlord nor Tenant shall have any liability to the other for so-called consequential (as opposed to actual) damages under this Lease.

ARTICLE 19

LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

19.01 If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, (a) Landlord may remedy such default for the account of Tenant, immediately and without notice in case of emergency, or in any other case only provided that Tenant shall fail to remedy such default with all reasonable dispatch after Landlord shall have notified Tenant in writing of such default and the applicable grace period for curing such default shall have expired; and (b) if Landlord makes any expenditures or incurs any obligations for the payment of money in connection with such default including, but not limited to, reasonable attorney’s fees instituting, prosecuting or defending any action or proceeding, such sums or obligations incurred, with interest at the Interest Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord upon rendition of a bill to Tenant therefor.

ARTICLE 20

QUIET ENJOYMENT

20.01 Landlord covenants and agrees that subject to the terms and provisions of this Lease, if and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part or on behalf of Tenant to be kept or performed, then Tenant’s right under this Lease shall not be cut off or ended before the expiration of the term of this Lease, subject however, to: (i) the obligations of this Lease, and (ii) as provided in Article 25 hereof with respect to the ground and underlying leases and mortgages which affect this Lease.

ARTICLE 21

SERVICES AND EQUIPMENT

21.01 So long as Tenant is not in default under any of the covenants of this Lease, Landlord shall, at its cost and expenses:

(a) Provide necessary elevator facilities on Business Days from 8:00 A.M. to 6:00 P.M. and shall have at least one elevator subject to call at all other times. At Landlord’s option, the elevators shall be operated by automatic control or manual control, or by a combination of both such methods.

(b) Landlord shall furnish heat and air-conditioning through the Building systems when seasonably required on Business Days, from 8:00 A.M. to 6:00 P.M. in accordance with the specification annexed hereto as Schedule D. Tenant shall in any event cause all of the windows in the demised premises to be kept closed and shall cause and keep entirely unobstructed all the vents, intakes, outlets and grilles, at all times and shall comply with and observe all regulations and requirement prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning systems. In the event that Tenant shall require air-conditioning, or heating at such times as same are not furnished by Landlord, Tenant agrees to pay the Landlord’s charges therefor as additional rent. As of the date of this Lease, Landlord established charges for after-hours air-conditioning service and for after-hours heat service are set forth on Schedule E hereto. The foregoing cost may be increased from time to time by Landlord in proportion, in Landlord’s reasonable judgment, to increases in such charges generally by other landlords of first-class office buildings in the same general area of Manhattan, but in no event less than the rate of increase in Landlord’s cost in providing such service. To the extent that any such service is requested by more than one tenant in the same zone as Tenant for periods of time that overlap or coincide with those requested by Tenant, Landlord shall prorate Tenant’s charge therefor on an equitable basis.

(c) Provide cleaning and janitorial services on Business Days in accordance with the cleaning specifications annexed hereto as Schedule F. Tenant shall pay to Landlord on demand the actual costs incurred by Landlord for (a) extra cleaning work in the demised premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the demised premises for preparation, serving or consumption of food or beverages, data processing, or reproducing operations in excess of those customarily incident to typical executive office use, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas (iii) unusual quantity of interior glass surfaces, (iv) non-building standard materials or finishes installed by Tenant or at its request and (b) removal from the demised premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have After Hours access to the demised premises and the free use of light, power and water in the demised premises as reasonably required for the purpose of cleaning the demised premises in accordance with Landlord’s obligations hereunder.

(d) Furnish hot and cold water for lavatory and drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees to Landlord installing a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to reimburse Landlord for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed, as measured by said meter or meters or as otherwise measured, including sewer rents.

21.02 Landlord reserves the right without any liability whatsoever, or abatement of fixed annual rent, or additional rent, to stop the heating, air-conditioning, elevator, plumbing, electric and other systems when necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements. Notwithstanding anything contained herein to the contrary, in the event that the demised premises shall be rendered untenantable for a period of thirty (30) consecutive days after notice by Tenant to Landlord by reason of Landlord’s failure to provide any service which it is obligated under this Lease to provide as a result of the stoppage of any of the systems mentioned in this Section 21.02, for any reason other than accident, emergency or force majeure, as contemplated by Section 34.01 hereof, and provided that throughout such period of untenantability Tenant actually discontinues use of the entire demised premises for the conduct of its business, then unless such failure by Landlord to provide such service is caused by the negligence or intentional or wrongful act or omission of Tenant, its agents, employees, contractors or invitees, the fixed annual rent and additional rent payable pursuant to Article 3 hereof shall abate beginning on the day following the expiration of such thirty (30) day period and continuing for the remainder of any such period of untenantability for until such earlier date as Tenant resumes occupancy of any portion of the demised premises for the conduct of business.

21.03 Landlord may prohibit one or more persons, firms or corporations from furnishing laundry, linen towels, drinking water, ice, food or beverages or other similar supplies and services to tenants and licensees in the Building for security reasons or other reasonable causes. Landlord may fix, in its commercially reasonable discretion, at any time from time to time, the hours during which and the regulations under which such supplies and services are to be furnished. It is understood, however, that Tenant or regular office employees of Tenant who are not employed by any supplier of such food or beverages or by any person, firm or corporation engaged in the business of purveying such food or beverages, may personally bring food or beverages into the Building for consumption within the demised premises by employees of Tenant, but not for resale to or for consumption by any other tenant. Landlord may fix in its commercially reasonable discretion, at any time from time to time, the hours during which, and the regulations under which, foods and beverages may be brought into the Building by persons other than the regular employees of Tenant.

21.04 Tenant agrees to employ such office maintenance contractors as Landlord may from time to time designate, for all waxing, polishing, lamp replacement, cleaning and maintenance work in the demised premises, provided that the quality thereof and the charges therefor are reasonably comparable to that of other contractors. Tenant shall not employ any other contractor without Landlord’s prior written consent.

21.05 Landlord will not be required to furnish any other services, except as otherwise provided in this Lease.

ARTICLE 22

DEFINITIONS

22.01 The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Land and Building (or the owner of a lease of the Building or of the Land and Building), so that in the event of any transfer of title to said Land and Building or said lease, or in the event of a lease of the Building, or of the Land and Building, upon notification to Tenant of such transfer or lease the said transfer or Landlord shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to said Land and Building or said lease, or the said lessee of the Building, or of the Land and Building, that the transferee or the lessee has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder.

22.02 The term “Business Days” as used in this Lease shall exclude Saturdays, Sundays and all days observed by the Federal, State or local government as legal holidays as well as all other days recognized as holidays under applicable union contracts.

22.03 “Interest Rate” shall mean a rate per annum equal to the lesser of (a) 2% above the commercial lending rate announced from time to time by Chase Manhattan Bank, as its prime rate for 90 day unsecured loans, or (b) the maximum applicable legal rate, if any.

22.04 “Legal Requirements” shall mean laws, statutes and ordinances (including building codes and zoning regulations, and ordinances) and the orders, rules, and regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental public or quasi-public authority, whether now or hereafter in force, which may be applicable to the land or Building or the demised premises or any part thereof, or the sidewalks, curbs or areas adjacent thereto and all requirements, obligations and conditions of all instruments of record on the date of this Lease.

ARTICLE 23

INVALIDITY OF ANY PROVISION

23.01 If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 24

BROKERAGE

24.01 Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker, or agent other than Murray Hill Properties LLC (which is representing Landlord) (hereinafter referred to as the “Broker”) in connection with the consummation of this Lease, and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorney’s fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than the Broker, with respect to this Lease or the negotiation thereof. Landlord represents and warrants that Landlord has had no dealings or communications with any broker or agent purporting to represent Tenant, other than Broker, in connection with the consummation of this Lease, and Landlord covenants and agrees to pay hold harmless and indemnify Tenant from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges of any broker or agent alleging to have dealt or communicated with Tenant other than the Broker which Tenant may incur as a consequence of Landlord’s representation and warranty being false.

ARTICLE 25

SUBORDINATION

25.01 This Lease is and shall be subject and subordinate to all ground or underlying leases which may not or hereafter affect the real property of which the demised premises forms a part and to all mortgages which may now or hereafter affect such leases or such real property, and to all renewals, modifications, replacements and extensions thereof. The provisions of this Section 25.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver at its own costs and expense any instrument, in recordable for if required, that Landlord, the lessor of the ground or underlying lease or the holder of any such mortgage or any of their respective successors in interest may request to evidence such subordination.

25.02 In the event of a termination of any ground or underlying lease, or if the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, then Tenant under this Lease will, at the option to be exercised in writing by the lessor under such ground or underlying lease or such mortgagee or purchaser, assignee or lessee, as the case may be, either (i) attorn to it and will perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if said lessor, such mortgagee or purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor or such mortgagee or purchaser, assignee or lessee, as landlord, for the remaining term of this Lease and otherwise on the same terms and conditions and with the same options, if any, then remaining. The foregoing provisions of clause (i) of this Section 25.02 shall ensure to the benefit of such lessor, mortgagee, purchaser, assignee or lessee, shall be self-operative upon the exercise of such option, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such lessor, mortgagee, purchaser, assignee or lessee agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this Section 25.02, satisfactory to any such lessor, mortgagee, purchaser, assignee or lessee, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

25.03 Anything herein contained to the contrary notwithstanding, under no circumstances shall the aforedescribed lessor under the ground lease or mortgagee or purchaser, assignee or lessee, as the case may be, whether or not it shall have succeeded to the interests of the landlord under this Lease, be

(a) liable for any act, omission or default of any prior landlord; however, nothing contained herein shall be deemed to imply that any such successor landlord shall not be required to resume any service which Landlord is required to perform hereunder and which may have been discontinued or suspended by the defaulting prior Landlord; or

(b) subject to any offsets, claims or defenses which Tenant might have against any prior landlord; or

(c) bound by any rent or additional rent which Tenant, might have paid to any prior landlord for more than one month in advance or for more than three months in advance where such rent payments are payable at intervals of more than one month; or

(d) bound by any Modification, amendment or abridgment of the Lease, or any cancellation or surrender of the same, made without its, prior written approval provided that Tenant had, prior to such modification, amendment or abridgement, been notified in writing of such party’s interest in the Building.

25.04 If, in connection with the fmancing of the Building, the holder of any mortgage shall request reasonable modifications (which shall in no manner increase any monetary or other material obligation of Tenant hereunder) in this Lease as a condition of approval thereof, Tenant shall not unreasonably withhold, delay or defer making such modifications.

ARTICLE 26

CERTIFICATE OF TENANT

26.01 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days prior notice, to execute and deliver to the other. a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); certifying the dates to which the fixed annual rent, and additional rent have been paid, and stating whether or not, to, the best knowledge of the signer, the other party is in default in performance of any of its, obligations under this Lease, and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such pursuant hereto may be relied, upon by others with whom the party requesting such certificate may be dealing.

26.02 Tenant agrees that, except for the first month’s rent hereunder, it will pay no rent under this Lease more than thirty (30) days in advance of its due date,: if so restricted by any existing or future ground lease or mortgage to which this Lease is subordinated or by an assignment of this Lease to the ground lessor or the holder of such mortgage, and; in the event of any act or omission by Landlord, Tenant will not exercise any, right to terminate this Lease or to remedy the, default and deduct the cost thereof from rent due hereunder until Tenant shall have given written notice of such act or omission to the ground lessor and to the holder of any mortgage on the fee or the ground lease who shall have furnished sublessor’s or holder’s last address to Tenant, and until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notices, during which time such lessor or holder shall have the right, but shall not be, obligated, to remedy or cause to be remedied such act or omission. Tenant shall not exercise any right pursuant to this Section 26.02 if the holder of any mortgage or such aforesaid lessor commences cure such aforesaid-act or omission within a reasonable time and diligently prosecutes such cure thereafter.

ARTICLE 27

LEGAL PROCEEDINGS WAIVER OF JURY TRIAL

27.01 Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the demised premises, and/or any other claims (except claims for bodily injury or damage to physical property), and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding, unless it would be barred as a matter of law from asserting same in a separate action or proceeding.

ARTICLE 28

SURRENDER OF PREMISES

28.01 Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear and tear and damage by fire, the elements or other casualty excepted, and Tenant shall remove all of its property as herein provided. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

ARTICLE 29

RULES AND REGULATIONS

29.01 Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Schedule B attached hereto and made part hereof entitled “Rules and Regulations” and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control. Reasonable written notice of any additional Rules and Regulations shall be given to Tenant.

Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE 30

CONSENTS AND APPROVALS

30.01 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any provision, for specific performance, injunction or declaratory judgment.

ARTICLE 31

NOTICES

31.01 Any notice or demand, consent, approval or disapproval or statement required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation, such notice or demand shall be given, and shall be deemed to have been served and given when such notice or demand is mailed by registered or certified mail deposited enclosed in a securely closed postpaid wrapper, in a United States Government general or branch post office, or official depository within the exclusive care and custody thereof, addressed to either party, at is address set forth on page 1 of this Lease. After Tenant shall occupy the demised premises, the address of Tenant for notices, demands, consents, approvals or disapprovals shall be the Building. Either party may, by notice as aforesaid, designate a different address or addresses for notices, demand, consents, approvals or disapprovals.

31.02 In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice or demand, consent, approval or disapproval, or statement, on one other person or entity designated in such request, such service to be effected as provided in Section 31.01 hereof.

ARTICLE 32

NO WAIVER

32.01 No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the demised premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the demised premises. In the event of Tenant at any time desiring to have Landlord sublet the demised premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of rent with or without knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be decked a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on the account of the earliest stipulated rent, nor shall any endorsement or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

32.02 This Lease contains the entire agreement between the parties, and any executor agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executor agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 33

CAPTIONS

33.01 The captions, inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 34

INABILITY TO PERFORM

34.01 If, by reason of (1) strike, (2) labor troubles, (3) governmental preemption in connection with a national emergency, (4) any rule, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or any other cause or (6) any cause beyond Landlord’s reasonable control, Landlord shall be unable to fulfill its obligations under this Lease or shall be unable to supply any service which Landlord is obligated to supply, Landlord shall have no liability in connection therewith and this Lease and Tenant’s obligation to pay rent hereunder shall in no wise be affected, impaired or excused.

ARTICLE 35

NO REPRESENTATIONS BY LANDLORD

35.01 Landlord or Landlord’s agents have made no representations or promises with respect to the Building or demised premises except as herein expressly set forth.

ARTICLE 36

NAME OF BUILDING

36.01 Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building. The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the Building.

ARTICLE 37

RESTRICTIONS UPON USE

37.01 It is expressly understood that no portion of the demised premises shall be used as, or for (i) the operation of a retail facility (i.e., one dealing with the public on an off-the-street basis) of a bank, trust company, savings bank, industrial bank, savings and loan association or personal loan bank (or any branch office or public accommodation office of any of the foregoing), or (ii) a public stenographer or typist, barber shop, beauty shop, beauty parlor or shop, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, public vending machines, retail, wholesale or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, a firm whose principal business is a real estate brokerage, or a company engaged in the business of renting office or desk space.

ARTICLE 38

ARBITRATION

38.01 In each case specified in this Lease in which resort to arbitration shall be required, such arbitration (unless otherwise specifically provided in other Sections of this Lease) shall be in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Lease. The decision and award of the arbitrators shall be in writing, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and awards, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

ARTICLE 39

INDEMNITY

39.01 Tenant shall indemnify, defend and save Landlord, its agents and employees and any mortgagee of Landlord’s interest in the Land and/or the Building and any lesser under any superior lease harmless from and against any liability or expense arising from the use or occupation of the demised premises by Tenant or anyone in the demised premises with Tenant’s permission, or from any breach of this Lease by Tenant.

ARTICLE 40

MEMORANDUM OF LEASE

40.01 Tenant shall, at the request of Landlord execute and deliver a statutory form of memorandum of this Lease for the purpose of recording, but said memorandum of this Lease shall not in any circumstances be deemed to modify or to change any of the provisions of this Lease. In no event shall Tenant record this Lease.

ARTICLE 41

SECURITY

41.01 (a) Tenant has deposited with Landlord the sum of $85,737.67 as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease, it is agreed that in the event Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease including, but not limited to, the payment of fixed annual rent and additional rent, Landlord may use, apply or retail the whole or any part of the security so deposited to the extent required for the payment of any fixed annual rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant promptly after the date fixed as the end of the Lease and after delivery of entire possession of the demised premises to Landlord. In the event of a sale of the Land and Building or leasing of the Building, of which the demised premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look solely to the new landlord for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be $85,737.67.

(b) (i) Notwithstanding the foregoing, in lieu of cash security deposit provided for in subsection (a) hereof Tenant has delivered to Landlord and, shall maintain in effect at all times during the term hereof, an irrevocable letter of credit, in the form of Schedule H hereto in the amount of the security required pursuant to this Lease issued by a banking corporation reasonably satisfactory to Landlord and having its principal place of business or its duly licensed branch or agency in the City and State of New York. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than 45 days prior to the expiration thereof. Except as otherwise provided herein, Tenant shall, throughout the term of this Lease deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than 30 days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one year and shall be automatically renewable from year to year as aforesaid. If Tenant shall fail to obtain any replacement of a Security Letter within the time limits set forth in its subsection (b)(i), Landlord may draw down the full amount of the existing Security Letter and retain the same as security hereunder until provided with a Security Letter that complies with the provisions of this Section 41.01(b).

(ii) In the event Tenant defaults in respect to any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. To insure that Landlord may utilize the security represented by the Security Letter in the major, for the purpose, and to the extent provided in this Article 41, each Security Letter shall provide that the full amount thereof may be drawn down by Landlord upon the presentation to the issuing bank of Landlord’s draft drawn on the issuing bank without accompanying memoranda on statement of beneficiary.

(iii) In the event that Tenant defaults in respect of any of the terms, provisions, covenants and conditions of the Lease and Landlord utilizes all or any part of the security represented by the Security Letter but does not terminate this Lease as provided in Article 16 hereof, Landlord may, in addition to exercising its rights as provided in subsection (b)(ii), retain the unapplied and unused balance of the principal amount of the Security Letter as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said balance to the extent required for payment of rent, additional rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this Lease. In the event Landlord applies or retains any portion or all of the security delivered hereunder, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall not be less than the security required by Section 41.01.

(iv) In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant promptly after the date fixed as the end of the Lease and after delivery of entire possession of the demised premises to Landlord. In the event of a sale of the Land and Building or leasing of the Building, Landlord shall (subject to the provisions of the final sentence of this subsection (b)(iv)) have the right to transfer any interest it may have in the Security Letter to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Letter, provided such vendee or lessee assumes any responsibilities of Landlord with respect to such Security Letter, and Tenant agrees to look solely to the new landlord for the return of said Security letter; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Letter to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of a sale or leasing of the Building Landlord shall have the right to require Tenant to deliver a replacement Security Letter naming new landlord as beneficiary and, if Tenant shall fail to timely deliver the same, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered.

ARTICLE 42

MISCELLANEOUS

42.01 Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York.

42.02 This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

42.03 Except as otherwise expressly provided in this Lease, each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

42.04 All terms and words used in this Lease, regardless of the number or order in which they are used, shall be deemed to include any other number and any other gender as the context may require.

42.05 Time shall be of the essence with respect to the exercise of any option granted under this Lease.

42.06 Except as otherwise provided herein, whenever payment of interest is required by the terms hereof it shall be at the Interest Rate.

42.07 Landlord and the tenant under the Prior Sublease are parties to a stipulation pursuant to which such tenant has agreed to deliver possession of the demised premises on December 15, 2011. If the demised premises or any additional space to be included within the demised premises shall not be available for occupancy by Tenant on such date for any reason whatsoever, then this Lease shall not be affected thereby but, in such case, the Commencement Date shall be the date when the demised premises or such additional space shall be available for occupancy by Tenant, and Tenant shall not be entitled to possession of the demised premises or such additional space until the same are available for occupancy by Tenant, provided, however, that Tenant shall have no claim against Landlord, and Landlord shall have no liability to Tenant by reason of any such postponement of said specific date and the parties hereto further agree that any failure to have the demised premises or such additional space available for occupancy by Tenant hereunder nor shall the same be construed in any wise to extend the term of this Lease and furthermore, this Section 42.07 shall be deemed to be an express provision to the contrary of Section 223a of the Real Property Law of the State of New York and any other law of like import now or hereafter in force.

42.08 In the event that Tenant is in arrears in payment of fixed annual rent or additional rent hereunder, Tenant waivers Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited, provided however that Landlord shall not have the right to apply any such payments to any items that are not yet due and payable under this Lease.

42.09 Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the demised premises, except with the prior written consent of Landlord in each instance.

42.10 This Lease shall not be binding upon Landlord unless and until it is signed by Landlord and a signed copy thereof is delivered by Landlord to Tenant.

42.11 Tenant acknowledges that the Building and the land of which the demised premises form a part may be subjected to the condominium form of ownership prior to the end of the term of the Lease. Tenant agrees that if, at any time during the term, the Building and the land shall be subject to the condominium form of ownership, then the Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which shall be recorded in order to convert the Building and the land of which the demised premises form a part to condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto, provided that such Declaration does not in any way diminish or encumber Tenant’s rights or space pursuant to the Lease and this Agreement. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to real estate taxes payable during the Base Tax year and Tenant’s Tax Proportionate Share, as such terms are defined in Article 3 of the Lease.

42.12 From and after the Commencement Date, the Sublease and Attornments Agreement shall be of no further force and effect, provided that any obligations of Tenant which accrued prior to the Commencement Date shall survive, including without limitation the obligation to pay any additional rents in respect of electricity, after-hours HVAC, excess cleaning, freight elevator and similar charges. To the extent such charges have not been billed prior to the date hereof, Tenant shall pay the same within ten (10) days following delivery an invoice for such charges.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:	JT MH 1250 OWNER LP
a Delaware limited partnership

	By:	JT MH 1250 Owner GP, LLC
a Delaware limited liability company, its General Partner

		By:	/s/ David Sturner
Name: David Sturner
Title: Vice President

TENANT	VARONIS SYSTEMS, INC.

	By:	/s/ Yakov Faitelson
Name: Yakov Faitelson
Title: CEO

Tenant’s Federal Tax Identification Number is 57 - 1222280

STATE OF NEW YORK      )

                                                : ss.:

COUNTY OF NEW YORK  )

On this 15th day of December 2011, before me personally came Yakov Faitelson, to me known, being duly sworn by me, did depose and say that he resides at 275 W 96th ST, that he is the CEO of VARONIS SYSTEMS, INC., a Delaware corporation, the corporation mentioned in, and which executed the foregoing instrument and that he signed his name thereto by order of the Board of Directors of said corporation.

/s/ CAROL BROWNE
Notary Public

SCHEDULE A

DEMISED PREMISES

A-1

1250 Broadway - Floor 31 : Lease Expirations

SCHEDULE B

RULES AND REGULATIONS

B-1

SCHEDULE C

RULES AND REGULATIONS FOR ALTERATIONS

C-1

LANDLORD’S RULES AND REGULATIONS WITH RESPECT TO ALTERATIONS

Murray Hill Properties

1250 Broadway

New York, NY 10001

Building Alteration

Rules And Regulations

I.	INTRODUCTION		1

II.	PRE-CONSTRUCTION		1
	A.	Plans	1
	B.	Landlord Review of Documents	2
	C.	Filing/Permits	2
	D.	Insurance	3
	E.	Required System Sub-contractors	3
	F.	Construction Schedule	3

III.	CONSTRUCTION PERIOD		3
	A.	Supervision	3
	B.	Security	4
	C.	Fire Safety	4
	D.	Cleaning/Building	4
	E.	Use of Building Maintenance Personnel	5
	F.	Noise and Vibrations	5
	G.	Freight Elevators	6
	H.	Demolition and Construction Debris	6
	I.	Work Rules	6

IV.	DESIGN GUIDELINES AND BUILDING STANDARD CONSTRUCTION SPECIFICATIONS		7
	A.	HVAC	7
	B.	Electrical Installations	8
	C.	Plumbing, Sprinklers & Standpipes	9
	D.	Fire And Life Safety	10
	E.	Communications Installation: (Data, Telephone, Fiber Optics, Etc.)	11
	F.	Walls	11
	G.	Windows/Solar Screens And Draperies	11
	H.	Fireproofing	11
	I.	Building Lighting	11

i

J.	Painting	11
K.	Flooring	12
L.	Construction Sign Off/Compliance With Law	12
M.	General	12

Appendix A	Freight Elevator Information	14
Appendix B	Construction Sign-Offs	15
Appendix C	Contractor Insurance Requirements	16

ii

I. INTRODUCTION

All construction at 1250 Broadway must be done in compliance with the Rules and Regulations with Respect to Alterations. In the event of a conflict, the provisions of the Lease, including the Work Letter, if any, supersede these Alteration Rules and Regulations.

Approval must be received in writing from the Landlord prior to the commencement of any Tenant’s Alteration/construction work as required by the Lease.

II. PRE-CONSTRUCTION

It is required that a pre-construction meeting must be held with the Tenant, Tenant’s Architect, Tenant’s Mechanical Engineer, Tenant’s General Contractor (“Tenant’s Contractor”) and Landlord. The purpose of this initial meeting is to describe in detail the scope of the project and any construction activity that may affect building services and the comfort of other Tenants. Tenant shall designate a Tenant Representative for all projects requiring Landlord approval.

As the project progresses, correspondence, construction meeting minutes and questions should be addressed to:

Christopher Zieger, Property Manager

1250 Broadway

New York, NY 10001

212-532-3757

CZieger@murrayhill.com

The Tenant shall submit conceptual design and construction drawings of the proposed work to Landlord for approval as required by the Lease.

A.	Plans

1. The conceptual design submittal shall be a space study indicating the proposed office layout and all required exits. The study shall include egress calculations for Tenant space; indicate population loads, exit unit requirements, travel distances, and number of required exits. At this time the Tenant should also be prepared to describe or preview any special project-related requirements such as structural reinforcement or supplemental mechanical, electrical and plumbing systems.

2. The Construction Document submittal shall be a complete set of fully coordinated construction documents, consisting of, to the extent appropriate, demolition, architectural, mechanical, electrical, life safety, structural, sprinkler with hydraulic calculations and plumbing, as applicable. These drawings should indicate all special requirements, i.e., supplemental HVAC, floor loading, etc. The drawings must include a cover sheet detailing general terms and conditions, along with relevant specifications and regulations. This set must also include the necessary detail drawings. A title sheet should include the site plan including the building address, block, lot and zone. All drawings should be highlighted to indicate the Tenant and floor involved. All additional project manuals and/or associated specifications shall be presented at this time.

3. The Construction Document’s to be submitted must be provided to the Landlord in the following quantities: one (1) sepia set, two (2) blue line sets and one (1) CAD disc set (AutoCAD® Version 2000 or other electronic media approved by Landlord).

4. All plans shall be dated and shall identify the Tenant Architect’s name, address and telephone number, Tenant’s name and suite number. Tenant shall provide copies of all construction-related transmittals to the Landlord.

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5. Tenant’s Representative is responsible for submitting immediate written notification to the Landlord of all changes or deviations in the construction from that shown on the approved construction set of drawings, and providing all amended drawings as necessary.

B.	Landlord Review of Documents

1. Landlord will review all documents for compliance with current regulations and building compatibility. This review will not absolve the Tenant’s architects, engineers and contractors from their sole responsibility to design and build in accordance with all applicable regulations in a manner consistent with the Tenants requirements and in an acceptable tradesmen-like quality.

2. The Conceptual Design submittal shall be reviewed and comments returned to the Tenant’s Representative consistent with the provisions of the Lease or Work Letter, where applicable.

3. The Construction Documents shall be reviewed and comments returned to the Tenant’s Representative consistent with the provisions of the Lease or Work Letter, where applicable.

C.	Filing/Permits

1. All filings, permits and inspections will meet current regulations. No Tenant’s Alterations will be allowed unless the appropriate filings are made, permits are posted and copies are in the possession of the Landlord.

2. The required NYC Buildings Department and NYC Fire Department filings must be made for the project approval, construction permits and consequent inspections, and sign-offs. All Tenant applications are to be filed as additions to the existing Class “E” system. The Landlord must be in possession of the approved PW-l application, a work permit and sealed Fire Alarm drawings stamped by NYCFD electrical division, “as plans not for NYCFD examination”. The following forms are required:

DISCIPLINE	FORMS	EXPLANATIONS
Architectural	PW-1, TR-l	Plan/Work Approval, Technical Responsibility
Mechanical	PW-l, TR-1	Plan/Work Approval, Technical Responsibility
Fire Alarm	PW-l, A433R, BN-45	Plan/Work Approval, NYCFD FA Filing (addition to Class E)
Plumbing	PW-1, PW-lB	Plan/Work Approval, Plumbing, Schedule B
Sprinkler	PW-l, PW-lB	Plan/Work Approval, Plumbing, Schedule B
Demolition	PW-1	Plan/Work Approval
Electrical	Work Permit App.	Electrical Control Board
Contractor	PW-2	Work Permit Application
Financial	PW-3	Construction Cost Affidavit
Equipment	PW-4	Equipment User Permit Application

3. The filings for permits are to be presented to the Landlord signed and sealed by all required parties accompanied by two (2) sets of all required signed and sealed project documents. The Landlord’s Representative will sign off on the application and forward the original set of applications to the Tenant’s designated representative. The Landlord will keep a copy of all applications and the second set of signed and sealed project documents for its records.

4. Except as otherwise expressly provided in the Work Letter, Tenant shall be responsible for payment of all filing fees and for all controlled inspections, permits, and other code mandated testing/inspections that will be performed by the Landlord’s or Tenant’s independent consultants. Landlord shall provide Tenant with an estimate of any costs that are to be incurred by Landlord or Landlord’s consultants, including review of Tenant’s construction documents by Landlord’s consulting engineer, to the extent feasible prior to the incurrence of same.

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5. Except as otherwise expressly provided in the Work Letter, copies of all approved applications project documents and permits must be delivered to the Landlord upon their receipt and prior to the commencement of Tenant’s Alterations.

6. During the course of the Project, the Tenant shall supply the Landlord, in a timely manner, with copies of all approved submittals, including shop drawings for all materials, equipment and systems.

7. The Landlord will receive two (2) sets of installation, operation and maintenance instructions for all architectural, mechanical, electrical, plumbing, fire and life safety systems and their components. These should be produced in the form of Project Installation, Operation & Maintenance Manuals.

8. Upon completion of construction, record drawings must be delivered to the Landlord as required by the Lease.

9. Building’s Expediter must be used for all Building Department filing. (Please contact Building Office for name and phone number)

D.	Insurance

Satisfactory evidence of proper insurance coverage in the amounts set forth on Appendix C hereto must be filed with the Landlord, for Tenant’s Contractor, his Sub-Contractors, and any Sub-Sub-Contractors before commencement of the project. Work will not commence without an original Insurance Certificate in the possession of the Landlord.

E.	Required System Sub-contractors

1. The Tenant’s Contractor must provide a list of the selected subcontractors to the Landlord prior to the commencement of construction.

2. Tenant’s Contractor must provide the Landlord an updated project contact sheet listing all project team members. Information must include key contacts, phone numbers, pager numbers and emergency phone numbers.

3. Tenant’s Contractor must employ the service of union labor when applicable. Tenant shall include language requiring labor harmony and the Landlord’s right to eject offending contractors as indicated in the Lease in all construction contracts.

F.	Construction Schedule

Prior to the start of any construction, Tenant’s Contractor shall prepare a work schedule to be approved by the Landlord. Such approval shall not be unreasonably withheld. Landlord’s approval of Tenant’s schedule shall be limited to activities that can be reasonably expected to impact or disrupt the normal functioning of the Building Systems or other tenants. The schedule should include work start date and anticipated completion date; the schedule will be based on the work to be performed as indicated on the Tenant’s approved construction documents. In addition, the schedule shall clearly indicate the anticipated dates for all work that can be reasonably expected to impact or disrupt the normal functioning of the Building or other tenants. Tenant’s contractor shall submit any revision of the construction schedule to the building office.

III. CONSTRUCTION PERIOD

A.	Supervision

1. A foreman in the employment of the Tenant’s Contractor is required to be on the job site at all times when any work is in progress. The foreman should make himself known to the Landlord and introduce any replacement, temporary or permanent. The foreman must be reachable by telephone, pager or cellular phone at all times, numbers for same must be provided to the Landlord.

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2. All after hours work by Tenant’s Contractors must be scheduled with the Landlord.

B.	Security

1. All Tenant’s Contractors must cooperate with the Landlord’s security personnel and comply with the Landlord’s security procedures.

2. When after hours elevators are required, (an) elevator operator(s) and security guard must be hired at the Tenant’s expense to operate the freight car(s).

3. All elevator hatch openings must be accompanied by Building’s elevator mechanic at Tenant’s expense.

4. No Curtain wall may be opened during the course of the project without written permission by Landlord. Should permission be granted, the curtain wall must be sealed at the end of each day.

5. Upon request, Landlord will provide locks and keys for the construction site at the Tenant’s expense. Under no circumstances will the Tenant or Tenant’s Contractor install a lock to any area of the Building to which the Landlord does not have the key. All tools should be locked in construction strong boxes.

C.	Fire Safety

1. All necessary fire protection (i.e., fire extinguisher and sand buckets), must be placed in the construction area at Tenant’s expense as required by code, or as directed by Landlord in order to ensure the safety of the job.

2. Tenant’s Contractor must use properly equipped, trained and certified (with appropriate proof thereof presented at the job site) personnel whenever any type of welding, cutting or burning is taking place. In addition, a NYCFD approved Fire Watch must be posted whenever this work is taking place. (This is a two man operation – both parties are to be certified).

3. Specific approval must be obtained from the Landlord each time work is planned which would be likely to produce smoke, heat, flame, heavy dust, or which might cause any damage to sprinkler pipes or heads. Landlord’s approval is required in order to coordinate deactivating and reactivating appropriate portions of the Building’s sprinkler and fire alarm systems, which will only be done by Landlord’s personnel. Any deactivation of Fire and Life Safety Systems beyond the normal work day will require the implementation of a NYCFD approved Fire Watch.

4. Any additional reasonable fire protection requested by the Landlord will be provided by the Tenant’s Contractor, at Tenant’s cost.

D.	Cleaning/Building

1. Protection with regard to Tenant’s Initial Alterations cleaning will be appropriate to the stage of construction and occupancy in the Building but in any event in compliance with all Legal Requirements and Code.

2. In order to minimize any adverse impact on common areas and other tenants, spaces affected by demolition or construction dust or dirt will be cleaned by the Tenant’s Contractor’s labor to the reasonable satisfaction of the Landlord. Such spaces include but are not limited to floors and walls of multitenant corridors, stairwells and elevator lobbies and cabs. Spaces not cleaned satisfactorily will be re-cleaned by Landlord and charges will be billed back to Tenant. Clean-up work is, however, the responsibility of Tenant’s Contractor.

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3. Dust, which accumulates from work done during normal business hours, will be cleaned continuously to a level that is reasonably acceptable to Landlord, and that resulting from after hour work must be cleaned after work is completed.

4. If no work is planned for the following morning, additional cleaning of public areas is required to be completed no later than 8:00 a.m. that morning. This cleaning shall remove dust that may have settled during the night. Weekends are included.

5. For floors within the work area, a broom clean condition is to prevail. The job site is to be maintained in an orderly condition. Organic trash shall be removed at the end of each day and will be carted away from the Building at Tenant’s expense. Debris is not to be left in piles in Tenant space/work area, public areas such as corridors or freight lobbies, or loading dock. Empty containers must be promptly returned to the work area unless such debris is placed in containers and stored in Tenant’s space/work area and it does not obstruct public areas such as corridors means of egress or freight lobbies, or loading docks. Containers, debris, incoming material, tools and the like may not be stored anywhere outside the Tenant’s work area.

6. Hardboard panels and other protective padding must be used to protect all walls, floors and elevators from any damage that may be caused by moving demolition debris or construction materials through any part of the Building. Panels, placed on floors, must be neatly taped together to reduce the risk of tripping.

7. Before any work is performed, the base building HVAC returns in the area affected by the work must be sealed or the ducts capped.

8. Any damage done to the corridors during construction must be repaired at the Tenant’s expense immediately upon completion of the project.

9. Careful attention must be paid to filters on local air conditioning units, as they clog when construction dust is heavy. Tenant’s Contractor should notify’ Landlord when problems seem likely. As reasonably determined by Landlord’s maintenance staff, filters will be replaced at the Tenant’s expense.

10. Tenant’s Contractor will protect the public, tenant and building property by installing all necessary signs, dust protection and all other safety measures required for this work.

E.	Use of Building Maintenance Personnel

All labor rendered by Landlord personnel to coordinate or assist in any of the Tenant’s Alterations or to insure quiet enjoyment of other tenants, will be charged to the Tenant at prevailing rates as per the Lease.

F.	Noise and Vibrations

1. Any construction work causing excessive noise and/or vibrations, such as coring of floors, setting of anchors, etc., must be scheduled in advance for Landlord approval and shall not be performed during normal business hours.

2. Any work that disrupts nearby Tenants must cease immediately upon request of Landlord and must be rescheduled, with approval, for completion after normal business hours.

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G.	Freight Elevators

1. For work performed after Tenant’s Initial Alterations, Tenant shall conform to the provisions of Appendix A. All construction personnel must use the freight elevators for travel within the Building. Passenger elevators are off-limits. Construction personnel found using passenger elevators will be ejected from the Building.

2. Freight elevator use during normal business hours is for routine deliveries only except as otherwise provided in the Work Letter. No exclusive use of these elevators can be granted during this time. Arrangements for after hour’s elevator service should be made with the Landlord. The Tenant will be charged in accordance with the provisions of the Lease or prevailing rates.

3. Stairwells are not to be used by contractors. Stairwells are for emergency purposes only. Any contractor found using the stairwell will be ejected from the building.

4. All workers exiting the Building with materials, tool boxes, etc., must show Building passes to the freight elevator operators. The operator will collect these passes.

5. Tenant’s Contractor must clean the freight elevator and all reasonably affected areas after each use.

H.	Demolition and Construction Debris

1. All demolition, debris removal and transporting of large quantities of construction materials must be done before or after regular Building business hours.

2. All construction debris must be removed from the Building within forty-eight hours, and must occur before or after building hours.

3. Containers must be emptied and returned to the work space promptly. Containers may not be stored or left in the freight entrances or adjoining corridors at any time, or restrict access to and from the floors in any way.

4. No demolition is permitted without covering vents, grilles, doors, etc. Tenant is responsible for the protection and prevention of dust infiltration.

5. Tenant, at tenant’s sole cost, will be responsible to hire the buildings elevator contractor at the end of construction to perform a “construction clean-up” of the freight elevator (clean dirt and debris out of elevator pit, clean door saddles, wipe down door detection devices, etc…).

I.	Work Rules

The Tenant is ultimately responsible for the faithful observance of all Building Work Rules by its contractors, subcontractors, consultants and visitors. Failure to comply may result in the stoppage of work by the Landlord or the ejection of the violating party from the Building.

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IV. DESIGN GUIDELINES AND BUILDING STANDARD CONSTRUCTION SPECIFICATIONS

The following items, addressed in the paragraphs below, are among those that must conform to the Building Design Guidelines and Standard Construction Specifications:

A.	HVAC

1. All necessary work permits must be posted at the work site and copies delivered to the Landlord before any work may begin.

2. All overhead base building HVAC systems must be secured during demolition and construction. Grills and registers to be sealed with fire resistant poly and duct tape or main supply and return ducts are to be blanked off.

3. All ducts passing through a 2 hour fire rated partition must have a NYC approved fire/smoke damper at the partition, regardless of duct size and the existence of sprinklers. All smoke dampers must be controlled by the building’s class “E” system.

4. All fire and or smoke dampers must be provided with adequately sized access doors on both sides of the partition wall.

5. All fans greater than 2,000 CFM must be provided with smoke detection and service of all splinter dampers, balancing dampers, fire/smoke dampers, or other system components internally mounted in the ductwork.

6. Adequately sized access doors shall be provided for the inspection and service of all splinter dampers, balancing dampers, fire/smoke dampers, or other system components internally mounted in the ductwork.

7. Balancing dampers will be provided at all branch ducts and all base building supply shafts must be installed with balancing damper drops off main ducts.

8. The building’s HVAC fans will deliver the original specified total design volume with a minimum percent ventilating air at no less than the NYC ventilation index and at a delivery temperature within the original design parameters.

9. All components of all HVAC systems installed in the building must conform with and be installed in accordance with all applicable regulatory agencies, all reference standards, all industry standards and manufacturers instructions in a manner consistent with the work of a first rate tradesman.

10. The building’s HVAC fans will deliver the original specified total design volume with a minimum percent ventilating air no less than NYC ventilation index and at a delivery temperature within the original design parameters.

11. All components of all HVAC systems installed in the bulling must conform with and be installed in accordance with all applicable regulatory agencies, all reference standards, all industry standards and manufactures instructions in a manner consistent with the work of a first rate tradesman.

12. All equipment must be installed with the manufacturers prescribed maintenance foot print. All access required for servicing equipment must be provided for as part of the design.

13. The installation of supplemental HVAC equipment to meet additional Tenant sensible load or special Tenant requirements will be considered on a case by case basis.

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14. Landlord must be given copies of all equipment use permits for equipment requiring same.

15. The Landlord must be given copies of all applicable certificates of controlled inspections.

16. The Tenant heating, ventilating and air conditioning system must be designed to maintain conditions conforming to the New York State Energy Conservation Construction Code.

17. The Landlord will review proposed air cooled unit installations on a “case-by-case” basis.

18. During the construction of ductwork, a leakage pressure test is to be performed by an independent testing company and witnessed by building representatives. (Ref. SMACNA standards).

19. The existing Building Management Control System is by Johnson Controls. Air side distribution is constant volume and as such, no VAV’s will be allowed.

20. Tenant’s Contractor is exclusively responsible for all perimeter induction units on the floor as follows:

A. Cleaning of perimeter units including screens, coils, entire enclosure and floor enclosure.

B. The existing perimeter (induction) heating and cooling system is to be included in the design and engineering plan.

C. Repair all valves as needed, calibrate, and remount thermostats if necessary, replace and install new thermostats if needed.

D. Balancing of all perimeter air distribution to a nozzle static pressure of 1.5” to 2” water gauge.

21. Tenant’s contractor to furnish and install a return air thermostat at shaft location in the return air duct. Thermostat shall report back to the existing Johnson Control Building Management System. Tenant or tenant’s contractor is to have the base building BMS contractor, Johnson Controls, 60 East 42nd Street, New York, NY 10165 contact Daniel Brennan for pricing, telephone (646) 658- 6782, fax (212) 843-1616 or email at Daniel.Brennan@jci.com., scope of work, pricing and coordination.

22. CAD to be supplied to Johnson Controls. Johnson Controls to install graphics on building management system.

B.	Electrical Installations

1. All components of all electrical systems in the building must conform with and be installed in accordance with all applicable regulatory agencies, all reference standards, all industry standards, all local jurisdictions, and manufacturers instructions in a manner consistent with the work of a first class journeyman. The NYC Electrical Code takes precedent over all other electrical codes as the minimum acceptable level of compliance.

2. The electrical work notice must be posted at the work site and a copy must be delivered to the Landlord prior to the start of any work

3. The electrical contractor is responsible for the final inspection and sign off by the Bureau of Electrical Control. Landlord must receive a copy of both the request for the inspection and the final sign-off by the inspector.

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4. During construction, temporary lights must be provided by Tenant at all elevator lobbies, fire exits, and Tenant equipment rooms on a 24-hour basis.

5. All temporary power and lighting for demolition and or construction must include an adequate number of separately electrical lighting and power drops.

6. No electrical installations are permitted in the perimeter covers.

7. All construction power tools must be provided with ground fault protected circuits.

8. All temporary power to the construction site must be secured after the work is complete each day.

9. All temporary lighting and power must be removed once the permanent power and lighting is activated.

10. Outlet boxes for fixtures shall be stamped steel, 4 inches square or octagon at a depth consistent with the application. Offset back-to-back outlets by a minimum of 6 inches.

11. Junction and pull boxes shall be constructed of galvanized sheet steel with screw-on covers.

12. For Communication, remote control and fire protection signaling cable in air plenum and under 300 volts not in a conduit shall be Fluoropolymer insulated cable approved by UL and NYC.

13. All signal cabling not run in conduit must be bundled together, run parallel to core walls and be independently affixed to the slab above. No cabling will be allowed to rest or bear on the hung ceiling or its supports. No signal cabling may be run exposed.

14. All power and communications systems shall use “poke-thru’s, power poles or flat wire to access interior workstations that cannot take advantage of adjacent furred-out columns, walls or other architectural structures. Construction Documents submitted to the Landlord must identify existing poke-thru’s in addition to new poke-thru’s.

15. Trenching will only be allowed as a last resort. For consideration, the Tenant must submit a detailed trenching plan, signed & sealed by tenant’s structural engineer, to the Landlord for structural evaluation. Landlord reserves the right for final approval on all trenching issues. Poke-thru’s require the permission of any affected Tenants on the floor below, and their installation may be restricted to after hours.

C.	Plumbing, Sprinklers & Standpipes

1. All components of all plumbing systems in the building must conform with and be installed in accordance with all applicable regulatory agencies, all reference standards, all industry standards, all local jurisdictions, and manufacturers instruction in a manner consistent with the work of a first class tradesman.

2. The work permit must be posted at the work site and a copy must be with the Landlord prior to the start of work.

3. All sprinkler/stand-pipe shut-downs beyond normal construction hours will require the posting of a Fire Watch at the Tenant’s cost.

4. Properly sized access doors must be provided at all locations where main, branch or appliance shut off valves are located.

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5. All the costs for shut-downs requested by Tenant or necessitated by Tenant’s Alterations by building personnel shall be at the Tenant’s cost.

6. All routing of water supplies, vents and drains will be done in a manner that limits horizontal runs and minimizes the impact to non-demolished spaces.

7. All new water consuming devices shall meet the current guidelines for water consumption. Water Closets – 1.5 gpm per flush, Urinals – 1 gpm per flush, Faucets – self-closing .5 gpm automatic volume control.

8. Local shut-offs must be provided at all plumbing appliances.

9. As per compliance with Code, all office build-outs shall be fully sprinkled.

10. All sprinkler piping must be Hydrostatic tested for 2HRS at 200 PSIG. Test to be witnessed by Building Engineers.

11. Hydraulic calculations shall be provided for sprinkler system modifications. Calculations shall indicate pressure available and provide calculations verifying 30 minute water reserve. Base the calculations in accordance with NFPA 13, as modified by RS-17.

D.	Fire And Life Safety

1. All components of the Life Safety Systems must conform with and be installed in accordance with all applicable regulatory agencies, all reference standards, all industry standards, all local jurisdiction and manufacturers instructions consistent with the work of a first class tradesman.

2. All Class “E” work must be coordinated with Landlord’s Fire Safety Vendor. (Please contact Building Office for name and phone number).

3. Tenant will be responsible to make any and all additions and/or alterations to the existing Class “E” System to meet current applicable regulation as a result of Tenant’s alterations.

4. MEA and/or BS & A approval numbers must be provided for all proposed fire alarm equipment.

5. All means of egress are required to have single action exit hardware (i.e. panic bar with internal electric release contacts). No two separate action egress systems are allowed under Code.

6. All electrical locking systems interfaced with means of egress must fail-safe on power failure. They must also be properly interfaced with the Class “E” System’s door release circuit.

7. The Class “E” Drawing must include a sequence of operation for the activation of each type of device installed on the Class “E” System.

8. Engineers drawings to indicate wiring diagram of all Class “E” panels, sub-panels, and devices including the size and type of wire required.

9. A complete set of approved Class “E” shop drawings shall be provided to the Landlord.

10. All fire alarm devices to be tested by Building Engineers prior to move in.

11. Tenants will not be permitted to move into their space unless there is a properly operating Life Safety System.

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E.	Communications Installation: (Data, Telephone, Fiber Optics. Etc.)

1. All passage of communication cables through fire rated partitions must be sealed and fire-stopped in accordance with current regulations.

2. All cables installed in plenum spaces must be approved and rated for plenum use or be installed in a plenum rated enclosure.

3. Where approved cables are allowed and used, all cables must be installed in bundles and independently fastened to the slab above so as not to impose an additional load on ceiling systems, HVAC systems, electrical systems, etc. All exposed cables within the Building’s usable space must be installed in conduit or Building approved equal.

F.	Walls

The wall board on all walls must penetrate the ceiling construction. Tenant shall have the right to use a manufactured demountable partition system for no-related walls. Interior partition studs must extend to the underside of the slab above. All demising partitions, Building core and corridor wall construction must extend completely (slab to slab); wall board and studs must extend to the underside of the slab as per Code. All floors requiring compartmentation must adhere to Code for same. All rated partitions must be approved for use by appropriate Governmental Authorities.

G.	Windows/Solar Screens And Draperies

1. Window wall frames and trim shall not be painted.

2. Glass broken due to construction activity will be replaced by Landlord at Tenant’s expense.

H.	Fireproofing

Fire resistance ratings required by Code, Table 3-4, Construction Classification Class “1-A”.

I.	Building Lighting

1. Emergency egress lighting is provided in the stairways located in the building core. Illuminated exit signs are to be provided at the entry to each stairwell landing within the building core on each floor.

2. The Landlord requires that the Building use lighting that conforms with Con Edison and NY State Energy Code.

J.	Painting

1. The Building requires all paints to be water based latex or low VOC Alkyds approved for use in New York City.

2. The use of any strippers or volatile solvents must be approved by the Landlord before they are brought on site. MSDS sheets must be provided to the Landlord prior to use of or all paint supplies used on the project.

3. At the end of each work day, Tenant must properly dispose of empty cans, rags, rubbish, and other discarded paint materials. Under no circumstance may paint, paint thinner, paint stripper, or associated liquids be flushed down the Building’s drains. All liquid waste and/or left over liquids must be removed from the Building and disposed of in a code compliant manner. Any and all flammable liquids must be stored in an OSHA approved fire resistant cabinet for the duration of the project.

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K.	Flooring

1. All vinyl composition floor tile must be composition 1, asbestos-free.

2. Adhesives, slab primers, leveling and patching compounds shall be a low VOC bearing formulation.

L.	Construction Sign Off/Compliance With Law

1. Tenant shall comply with the provisions of the Appendix B for all construction sign-offs. All post construction approvals and sign-offs must be processed expeditiously. If this documentation is not received promptly, the Landlord will make the necessary arrangements after notifying Tenant in writing in advance of making such arrangements to obtain necessary approvals and sign-offs, at the Tenant’s expense. All notices of violations, notices of defect, fines, associated expenses, etc. stemming from the non-compliance of the Tenant’s spaces or the non-compliance of the Tenant’s improvements will be borne by Tenant. Tenant will have 30 working days to take progressive corrective action. If the Tenant fails to take progressive corrective action the Landlord will proceed to correct all defaults and Tenant will be charged the costs to remedy. Gross inadequacies of ventilating, plumbing or life safety systems could delay and/or prevent the Tenant’s ability to occupy the space.

2. Concurrently with submitting application for final payment, the Tenant’s Contractor, the sub-contractors and sub-sub contractors shall provide to Landlord for review a complete release of all liens from work and/or materials arising out of this project.

M.	General

1. Tenant to key premises to Building master code system. Locksmith to provide bitting list upon completion of project keying. Building standard lock is Schlage. Building to provide key code and keyway. Locksmith to provide 2 keys for cylinder:

A. 1 Floor Master

B. 1 Control Key

Keys to be identified by room / door number

2. No core drilling, hammering or any other similar activity shall be performed during normal building office hours which in the sole judgment of the Property Manager interferes with the business of the tenants of the building. Tenant shall cease such work without penalty of offset against Landlord of any other Tenant.

3. Restroom facilities to be coordinated through Building Management.

4. Slop sinks not to be used for disposal of construction materials (dash patch, mortar, etc.) Provide container and coordinate removal.

5. Tenant, at tenants sole cost, shall clean and / or repair building slop sinks at end of project, or as needed.

6. Contractor to protect perimeter induction unit covers prior to the commencement of construction. Contractor to clean top of induction unit (grill areas), floor underneath induction units upon completion of construction. Contractor to consult Property Management prior to painting perimeter covers.

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7. Use of Fire Stairs is not permitted. Any contractor found to be using the Fire Stairs will be removed from the Building and the project will be stopped.

8. No drilling of core wall permitted without notification to the Property Manager.

9. All contractors are expected to adhere to Murray Hill Properties Lock Out/Tag Out program.

10. No drilling of core walls or stripping of core walls will be permitted without consulting with the Property Management Office. Work must be performed before or after business hours and protection from shaft side of core wall must be in place. Elevator mechanic must supervise during demolition.

11. No conduit or electrical installations allowed in induction units.

12. There is a no smoking policy in the building. Any contractor found smoking in the building will be removed from the building.

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Appendix A

Freight Elevator Information

(Normal Operations – Following Substantial Completion of Tenant’s Initial Alterations)

Freight Entrances

31st Street

Hours of Operation

Regular Hours (General pickup and deliveries):

Monday through Friday, 8 AM to 5 PM, elevator usage is first come, first served.

After Hours:

1. Large moves and extended deliveries must be scheduled for after 5 PM. weekdays, or anytime on weekends (with 4 hour minimum charge)

2. Freight elevator reservations must be made in accordance with the Lease. Early reservations are encouraged. Rates will be billed to the Tenant in accordance with the Lease.

General Rules

1. No elevator hatches are permitted to be opened for any reason during operation of the elevator unless a Building elevator mechanic is present. Top load or open hatch service must be arranged through the Landlord at least 24 hours in advance and will be billed to Tenant as an additional charge.

2. Elevators can only be opened by Building personnel.

3. The Building will not be held responsible if, due to a breakdown, a delivery is not completed. Passenger elevators will not be used to carry freight. Tenant’s contractor’s moving freight or tools in the passenger elevators will be ejected from the Building.

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Appendix B

Construction Sign-Offs

Post construction and prior to any request for final landlord construction contribution and/or the release of the project retainage:

I. “As Built” design drawings to include: (2 sets, 1 blue line/I sepia and CAD file AutoCAD® 2000 or later)

Architectural

2. “As Built” design and/or shop drawings to include (2 sets, 1 blue line/l sepia and CAD AutoCAD® 2000 or later file)

Electrical

HVAC / Sheet Metal Shop DWG

Plumbing

Sprinkler/Standpipe

Class “E” / Fire Alarm

Structural

3. Air Balancing Reports

4. Hydraulic Calculations

5. Two complete sets of operation and maintenance manuals

6. Walk through on all systems to include:

Architectural

Electrical

HVAC

Class “E”

Plumbing

Sprinkler

Structural

7. Plumbing Certificate of Inspection

8. N.Y.C. Building Dept. Equipment use Permits

9. F.D.N.Y. Refrigeration Permits

10. Bureau of Electric Control Inspection Certificate

11. NYC Fire Dept. Letter of Approval (“Class E”)

12. Directive 14 sign-offs

13. Sprinkler/standpipe sign-off

14. Any other specialty sign-off

15. Locksmith biting list

16. Sprinkler and / or condenser water Hydrostatic test reports

17. Ductwork pressure test reports

18. Approved cut sheets

15

Appendix C

Contractor Insurance Requirements

Insurance requirements for a Contractor performing work at 1250 Broadway:

A Certificate of Insurance should be supplied by the contractor-naming Owner and Managing Agent as Additional Named Insureds as respects the General Contractors and his subs-contractors’ Commercial General Liability Policies, with the following minimum limits:

OWNER: JT MH 1250 OWNER LP AND MURRAY HILL PROPERTIES, LLC AS MANAGING AGENT- TO BE INCLUDED AS ADDITIONAL INSUREDS. THE FOLLOWING ARE ALSO TO BE COVERED AS ADDITIONAL INSUREDS:

JT MH 1250 Broadway LP; Murray Hill Properties Real Estate Investment IV LP:

Murray Hill GP IV, LLC; Murray Hill Properties LLC; JTCI4 1250 Broadway, LP

$1,000,000- (PER OCCURRENCE) SUBJECT TO:

$2,000,000- GENERAL AGGREGATE [*ON A PER PROJECT BASIS]

$1,000,000- PRODUCTS - COMPLETED OPERATIONS

$1,000,000- PERSONAL AND ADVERTISING INJURY

$ 100,000- FIRE, DAMAGE LEGAL LIABILITY

$ 10,000- MEDICAL EXPENSE LIMIT

The following endorsements should be evidenced:

1.	Notice of Occurrence
2.	Knowledge of Occurrence
3.	Unintentional Errors and Omissions

Evidence of the following should be included on the Certificate:

1.	Commercial Automobile Liability with a minimum Combined Single Limit of $1,000,000 for “bodily injury” and “property damage”

2.	Excess *Umbrella* Liablility at a minimum limit of S5,000,000 with a self-insured retention not to exceed $10,000

3.	Workers Compensation & Employers Liability

4.	New York State Disability Benefits (DBL)

16

SCHEDULE D

HVAC SPECIFICATIONS

D-1

1250 BROADWAY

MURRAY HILL PROPERTIES

BASE BUILDING HVAC SPECIFICATION

Landlord shall provide heating, ventilation and air-conditioning, in season as required for Tenant’s comfort, use and occupancy from 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding holidays, subject to Tenants distributions system in accordance with good engineering practices. The proper performance of the Building air conditioning system serving the demised premises is based upon a design to provide no higher then the following specifications:

Heating:	The heating component of the Building System HVAC shall be capable of maintaining 68 degrees (+/- 2 degrees) Fahrenheit when outdoor conditions are 11 degrees Fahrenheit dry bulb, no control of humidity.

Ventilation:	Subject to the assumption set forth below, the ventilating component of the Building System HVAC shall provide an average amount of filtered fresh air that meets applicable ventilation codes. The foregoing is subject to the assumption that occupancy of the Premises is not in excess of one (1) person per one hundred (100) usable square feet.

Building System shall provide minimum outside air as per NYC code. When outdoor temperatures permit, the outside air quantity may be increased to a maximum of 100% of the air circulated.

Air Conditioning:	Subject to the assumption set forth below, the air conditioning component of the Building System HVAC shall be capable of maintaining 75 degrees (+/- 2 degrees) Fahrenheit at 50% relative humidity maximum, no control of humidity, when outdoor conditions are not more than 92 degrees Fahrenheit dry bulb and 74 degrees wet bulb from May 15 to October 15 of each lease year during the Term.

	Occupancy:	Not in excess of one (1) person per one Hundred (100) usable square feet.

	Power Consumption:	Not in excess of four (4) watts per usable square foot demand load inclusive of supplemental HVAC equipment and lighting.

SCHEDULE E

AFTER HOURS CHARGES

E-1

OVERTIME PERIOD RATES

Freight elevator service:	$100 per hour with a 4 hour minimum on non-Business Days.

Heating:	Perimeter steam radiation only at $480/hour, with a one-hour minimum on Business Days and a four-hour minimum at all other times.

Air conditioning:	$560/hour for base Building air conditioning, with a four-hour minimum at all times. There will be no Building charge for operation of Tenant installed supplemental air-cooled air conditioning units, if any. Electrical usage for any such supplemental air-cooled air conditioning units is independently measured on Tenant’s submeter(s) and shall be payable by Tenant.

SCHEDULE F

CLEANING SPECIFICATIONS

F-1

CLEANING SPECIFICATIONS

General Cleaning - Tenant Occupied Spaces

Nightly – 5 nights each week, Monday through Friday excluding all union and legal holidays.

A.	Empty and clean all waste receptacles, removing ordinary office paper waste to the designated area outside of the premises for disposal by the cleaning personnel.

B.	All stone, ceramic tiles, marble, terrazzo and other unwaxed flooring is to be swept nightly using approved dust-down preparation.

C.	All linoleum, rubber, asphalt tile and other similar types of floorings (that may be waxed) to be swept nightly using approved dust-down preparation.

D.	Sweep with approved dust-down preparation all ceramic tile, marble and terrazzo flooring in entrance foyers.

E.	Sweep all rugs and carpeting, moving all light furniture and equipment, other than desks, file cabinets, etc.

F.	Hand dust and wipe clean all office furniture, fixtures, paneling and windowsills. Wash sills when necessary.

G.	Dust all glass furniture tops, removing smudges and finger marks.

H.	Remove all finger marks and other smudges from and around doors, knobs and light switches on walls.

I.	Wipe clean all chrome, aluminum, brass and other metal work.

J.	Wash, clean and disinfect all water fountains and coolers.

K.	Empty wastewater from bottled cooler fountains.

L.	Dust and/or wash all directory board and display glass as necessary.

M.	Hand dust all chair rails, wood rails, baseboards and trim.

N.	Dust all closet shelves.

O.	Hand dust all door and other ventilated louvers within reach of cleaner.

P.	Dust all plastic, leather or synthetic leather upholstered furniture as necessary; thoroughly vacuum seat cushions.

Q.	Dust interiors of all waste and disposal cans, receptacles or baskets as necessary.

R.	Dust under all desk equipment and telephone equipment.

S.	During nightly tour close all windows, extinguish all lights and lock all doors.

T.	Upon completion of work, all slop sinks are to be thoroughly cleaned; cleaning equipment and supplies are to be stored neatly in location designated by Building Superintendent.

Tenant Lavatories

Nightly:

A.	All floors are to be swept and washed nightly using proper disinfectants. All mirrors, powder shelves, bright work and enamel surfaces, etc. including flushometers, piping and toilet seat hinges are to washed and polished.

B.	Scour, wash and disinfect all basins, bowls, urinals and toilet seats (both sides) throughout all lavatories.

C.	All partitions, tile walls, dispensers and receptacles are to be dusted nightly and washed and polished as often as necessary to maintain sanitary condition. Paper towel and sanitary disposal receptacles are to be emptied and cleaned nightly and waste transported to designated loading area for pick up by rubbish removal contractor. Paper towels, toilet paper and soap is to be supplied by contractor.

Weekly

A.	Vacuum clean all rugs and carpeting.

NOTE:	Tenant to actively participate in the mandatory recycling required in the work place in compliance with the New York City Commercial Recycling Law.

(Manage1/Cng-Spc)

SCHEDULE G

[Intentionally Deleted]

G-1

SCHEDULE H

FORM OF LETTER OF CREDIT

H-1

DECEMBER 07, 2011

TO

BENEFICIARY:

JT NH 1250 OWNER LP

C/O MURRAY HILL PROPERTIES

277 PARK AVENUE, 21ST FLOOR

NEW YORK, NY 10172

APPLICANT:
VARONIS SYSTEMS, INC.
499 SEVENTH AVENUE
NEW YORK, NY 10018

RE;	OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.

	AMOUNT:	USD 85,737.67 (EIGHTY FIVE THOUSAND SEVEN HUNDRED THIRTY SEVEN AND 67/100 U.S.DOLLARS)

LADIES AND GENTLEMEN:

BY ORDER OF OUR CLIENT, VARONIS, INC., WE HEREBY OPEN OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. IN YOUR FAVOR FOR AN AMOUNT NOT TO EXCEED IN AGGREGATE USD 85,737.67 (EIGHTY FIVE THOUSAND SEVEN HUNDRED THIRTY SEVEN AND 67/100 U.S.DOLLARS), EFFECTIVE IMMEDIATELY AND EXPIRING AT THE OFFICE OF BANK LEUMI USA, 564 FIFTH AVENUE, 7TH FLOOR, NEW YORK, NY 10036 ATTN: LETTER OF CREDIT DEPT. ON DECEMBER 7, 2012 (HEREINAFTER THE “EXPIRATION DATE”) AS THE SAME MAY BE EXTENDED AS PROVIDED HEREINAFTER.

THIS LETTER OF CREDIT IS BEING ISSUED TO THE BENEFICIARY PURSUANT TO A CERTAIN LEASE MADE BY AND BETWEEN BENEFICIARY AS LANDLORD AND VARONIS SYSTEMS, INC. AS TENANT FOR PREMISES KNOWN AS 31ST FLOOR, 1250 BROADWAY, NEW YORK, NY 10001 (HEREINAFTER THE “LEASE”).

FUNDS HEREUNDER ARE AVAILABLE TO YOU AGAINST PRESENTATION OF YOUR SIGHT DRAFT(S), DRAWN ON US, MENTIONING THEREON OUR LETTER OF CREDIT NUMBER, ACCOMPANIED BY THE ORIGINALOF THIS LETTER OF CREDIT.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED, WITHOUT AMENDMENT, FOR ADDITIONAL CONSECUTIVE PERIOD(S) OF ONE YEAR FROM THE EXPIRATION DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, BUT NOT BEYOND MARCH 31, 2015 UNLESS AT LEAST 45 (FORTY FIVE) DAYS PRIOR TO ANY EXPIRATION DATE WE NOTIFY YOU BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) OR BY EXPRESS COURIER (WITH

OUR REF NO:                                                             DATE: December 07, 2011

DELIVERY CONFIRMED BY SIGNATURE OF RECIPIENT) THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD, WHEREUPON YOU MAY DRAW BY SIGHT DRAFT ON US FOR AN AMOUNT NOT TO EXCEED THE UNUTILIZED BALANCE OF THIS LETTER OF CREDIT, MENTIONING THEREON OUR REFERENCE NUMBER.

THIS LETTER OF CREDIT IS TRANSFERABLE WITHOUT CHARGE TO BENEFICIARY AND MAY BE TRANSFERRED ONE OR MORE TIMES. NO TRANSFER SHALL BE EFFECTIVE UNLESS ADVICE OF SUCH TRANSFER IS RECEIVED BY US IN THE FORM ATTACHED AS ANNEX-A SIGNED BY BENEFICIARY. HOWEVER, WE WILL NOT TRANSFER THIS LETTER OF CREDIT TO DESIGNATED NATIONALS OR SPECIALLY DESIGNATED NATIONALS AS DEFINED BY THE U.S. DEPARTMENT FOREIGN ASSETS CONTROL REGULATIONS. OUR CUSTOMARY CHARGES WILL BE FOR APPLICANT’S ACCOUNT.

MULTIPLE AND PARTIAL DRAWING(S) ARE ALLOWED.

REFERENCE TO THE LEASE IN THIS LETTER OF CREDIT IS FOR IDENTIFICATION PURPOSES ONLY. ITS TERMS AND CONDITIONS ARE NEITHER INCORPORATED HEREIN NOR ARE THEY DEEMED AN INTEGRAL PART OF THIS LETTER OF CREDIT.

WE HEREBY AGREE TO HONOR EACH DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT IF RECEIVED BY US AT OUR OFFICE ON OR BEFORE THE EXPIRATION DATE, THE SAME MAY BE AS EXTENDED AS PROVIDED ABOVE. WE CAN BE REACHED AT 212-626-1123 (ROBERT REICH) OR 212-626-1095 (NICHOLAS ALICEA)

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, PLEASE DIRECT YOUR CORRESPONDENCE TO OUR OFFICE, MAKING SPECIFIC MENTION OF THE LETTER OF CREDIT NUMBER INDICATED ABOVE.

EXCEPT AS FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600 (“UCP 600”) AND AS TO MATTERS NOT GOVERNED BY THE UCP 600, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. FEDERAL LAW.

VERY TRULY YOURS

BANK LEUMI USA

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

ANNEX-A

TO BANK LEUMI USA, NEW YORK STANDBY LETTER OF CREDIT NO.

TO:	BANK LEUMI USA

564 FIFTH AVENUE, 7TH FLOOR

NEW YORK, NEW YORK 10036

DATE:

RE:         LETTER OF CREDIT NO.                          ISSUED BY BANK LEUMI USA, NEW YORK

GENTLEMEN:

FOR VALUE RECEIVED THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME AND ADDRESS OF TRANSFEREE)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING THE SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ADVICE OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, WITH ALL AMENDMENTS TO THIS DATE. WE REQUEST YOU TO NOTIFY THE TRANSFEREE IN SUCH FORM AS YOU DEEM ADVISABLE OF THIS TRANSFER OF THE CREDIT AND OF THE TERMS AND CONDITIONS OF THE CREDIT AS TRANSFERRED.

YOUR TRANSFER CHARGES ARE FOR THE ACCOUNT OF THE APPLICANT.

SIGNATURE AUTHENTICATED **	YOURS VERY TRULY,

(BANK)	(BENEFICIARY’S SIGNATURE)
AUTHORIZED SIGNATURE

**	BENEFICIARY’S SIGNATURE MUST BE AUTHENTICATED BY THEIR BANKERS